UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.)

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December 14, 2016

Dear Shareowner:
You are cordially invited to attend the 2017 Annual Meeting of Shareowners of the Corporation.
The meeting will be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Thursday, February 2, 2017, at 11:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the proxy statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.
If you plan to attend the meeting, please indicate your desire in one of the ways described in the box on the last page of the proxy statement.
We sincerely hope that as many shareowners as can conveniently attend will do so.
Sincerely yours,

Robert K. Ortberg
Chairman, President and Chief Executive Officer

Notice of 2017 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL COLLINS, INC.:
Notice Is Hereby Given that the 2017 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Thursday, February 2, 2017, at 11:00 a.m. (Central Standard Time) for the following purposes:

(1)	to elect the three nominees named in the accompanying proxy statement as members of the Board of Directors with terms expiring at the Annual Meeting in 2020;

(2)	to approve, on an advisory basis, the Corporation’s executive compensation;

(3)	to approve, on an advisory basis, the frequency of future advisory votes on the Corporation’s executive compensation;

(4)
to consider and vote upon a proposal to approve the selection of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Corporation’s independent registered public accounting firm for fiscal year 2017; and

(5)	to transact such other business as may properly come before the meeting.
Only shareowners of record at the close of business on December 5, 2016 will be entitled to notice of, and to vote at, the meeting. We will begin distributing proxy materials to shareowners on or about
December 16, 2016.

By order of the Board of Directors.

Robert J. Perna
Secretary
December 14, 2016
Note: The Board of Directors solicits votes by mail or by use of our telephone or Internet voting procedures.

2016 Proxy Statement | 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareowners
Date and Time: February 2, 2017, 11:00 a.m. (Central Standard Time)
Place: Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, IA
Record Date: December 5, 2016
Meeting Agenda

•	CEO business update

•	Election of three director nominees

•	Advisory vote on executive compensation

•	Frequency of future advisory votes on executive compensation

•	Vote on the proposal to approve the selection of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm

•	Question and answer session

Proposals for Voting	Board Vote Recommendation	Page Reference (for more details)
Election of three directors	FOR	5
Advisory vote on executive compensation	FOR	59
Frequency of future advisory votes on executive compensation	ANNUAL	60
Approve Deloitte as our independent registered public accounting firm	FOR	62

2 | 2016 Proxy Statement

NOMINEES

Board Nominees
The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors, unless otherwise determined in accordance with the majority voting policy described under the heading “Voting for Directors” on page 63.
During the fiscal year, each nominee attended at least 75% of the meetings of the Board and Committees on which the nominee served.

Name	Age	Director Since	Occupation	Experience/Qualifications	Independent	Committee Memberships
Chris A. Davis	66	2002	Former General Partner, Forstmann Little & Co.	Leadership, Management, Financial Expertise	Yes	Audit (Chairman), Executive, Corporate Strategy and Finance
Ralph E. Eberhart	69	2007	Chairman and President, Armed Forces Benefit Association	Leadership, Management, Military Experience	Yes	Compensation (Chairman), Technology and Cybersecurity
David Lilley	69	2008	Retired Chairman and CEO, Cytec Industries, Inc.	Leadership, Management, International Experience	Yes	Audit, Board Nominating and Governance, Corporate Strategy and Finance
Advisory Vote on Executive Compensation
We are asking shareowners to approve a non-binding advisory resolution, often referred to as “say on pay,” relating to our named executive officer compensation for fiscal year 2016. Last year, 97.4% of the votes cast, not including abstentions and broker non-votes, voted to approve our named executive officers’ compensation. The design of our 2016 executive compensation program continues to emphasize pay-for-performance.
Frequency of Advisory Votes on Executive Compensation
We are asking shareowners to approve a non-binding advisory resolution on whether the “say on pay” vote described above should occur every one, two or three years. The Board is recommending that the vote occur every year.
Independent Registered Public Accounting Firm
We are asking shareowners to approve the selection of Deloitte as our independent registered public accounting firm for fiscal year 2017. Last year, 98.6% of the votes cast, not including abstentions and broker non-votes, voted to approve Deloitte.

2016 Proxy Statement | 3

2017 ANNUAL MEETING OF SHAREOWNERS
The 2017 Annual Meeting of Shareowners will be held on February 2, 2017, for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Shareowners.
This proxy statement and the accompanying proxy, which are first being sent to shareowners on or about
December 16, 2016, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified. If no specification is made and your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, the shares will be voted in accordance with the recommendations of the Board of Directors. If your shares are not registered in your name (i.e., they are held in “street name” through a bank or broker) and no voting specification is made to your bank or broker, your bank or broker may be able to vote your shares depending on whether the item for consideration is a discretionary or non-discretionary item. Brokers and banks are not permitted to vote on non-discretionary items and are permitted to vote on discretionary items. With the exception of the proposal to approve Deloitte as our independent registered public accounting firm, all of the items for consideration are non-discretionary items which may not be voted by brokers or banks who have not received specific voting instructions (resulting in a broker non-vote).
The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise at the meeting by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.
VOTING SECURITIES
Only shareowners of record at the close of business on December 5, 2016, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 5, 2016, we had outstanding 130,540,841 shares of our common stock, par value $0.01 per share. Each holder of our common stock is entitled to one vote for each share held. We have no other class or series of shares currently outstanding other than our common stock.
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation provides that the Board of Directors shall generally consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class I who are elected at the 2017 Annual Meeting will serve for a term expiring at our Annual Meeting in the year 2020. The three directors in Class II and the three directors in Class III are serving terms expiring at our Annual Meetings in 2018 and 2019, respectively.

It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class I - Nominees for Directors with Terms Expiring in 2020 (Chris A. Davis, Ralph E. Eberhart, David Lilley), each of whom now serves as a director with a term extending to the 2017 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

4 | 2016 Proxy Statement

GOVERNANCE

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS
Shown below for each nominee for director and each continuing director as reported to us as of December 9, 2016, are the nominee’s or continuing director’s name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held within the past five years; the committees of the Board of Directors on which the nominee or continuing director serves; and experiences, qualifications, attributes or skills that qualify the nominee or continuing director to serve as a director.

CLASS I - NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2020

Experiences, qualifications, attributes and skills:
• Management and leadership experience as past Chair, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of McLeodUSA, as well as Executive Vice President and Chief Financial Officer of Gulfstream
• Financial and management oversight experience of portfolio investments at Forstmann Little and audit committee experience on various boards

Chris A. Davis

Ms. Davis is the Chairman of the Audit Committee and a member of the Executive Committee and the Corporate Strategy and Finance Committee. She served as a General Partner with Forstmann Little & Co. (private equity firm) from October 2005 to July 2012 after having served them as a Special Limited Partner since August 2001. She served as Chairman of McLeodUSA Incorporated (telecommunications) from August 2005 to January 2006, Chairman and Chief Executive Officer of McLeodUSA from April 2002 to August 2005 and Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from July 1993 to April 2000. She is a former member of the Board of Directors of Cytec Industries, Inc., Aviall, Inc., IMG Worldwide, 24 Hour Fitness, ENK International and Wolverine Tube, Inc.

Age: 66 Director since 2002 Independent
Former General Partner, Forstmann Little & Co.

2016 Proxy Statement | 5

Experiences, qualifications, attributes and skills:
• Experience in leadership, operations and technology in the U.S. Defense Department from 36 years of experience in the U.S. Air Force and senior positions in the U.S. Military, including assignments as Commander of NORAD and U.S. Northern Command
• Knowledge of financial services and life insurance industries as Chairman and President of the Armed Forces Benefit Association

General (Retired) Ralph E. Eberhart

General Eberhart is the Chairman of the Compensation Committee and is a member of the Technology and Cybersecurity Committee. He has been President of the Armed Forces Benefit Association since 2005 and Chairman and President since February 2009. He served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. His active military career spanned 36 years. He is a member of the Board of Directors of VSE Corporation, Jacobs Engineering Group Inc. and Triumph Group, Inc., and he is a director of several private companies.

Age: 69 Director since 2007 Independent
Chairman and President, Armed Forces Benefit Administration

Experiences, qualifications, attributes and skills:
• U.S. and international management and leadership experience as past Chairman and CEO of Cytec Industries
• Global business perspective, operational knowledge and financial experience

David Lilley

Mr. Lilley is a member of the Audit Committee, the Board Nominating and Governance Committee and the Corporate Strategy and Finance Committee. He served as Chairman of Cytec Industries (specialty chemicals and materials) from January 1999 to December 2008, Chief Executive Officer of Cytec Industries from May 1998 to December 2009, and Non-Executive Director of Cytec Industries from January 2009 through April 2009. He was President of Cytec Industries from January 1997 through June 2008. From 1994 until January 1997, he was a Vice President of American Home Products Corporation, responsible for its Global Medical Device business. Prior to that he was a Vice President and a member of the Executive Committee of American Cyanamid Company (medical and agricultural products). Mr. Lilley is also a director of Public Service Enterprise Group Inc. and Tesoro Corporation and a former director of Arch Chemicals, Inc.

Age: 69 Director since 2008 Independent
Retired Chairman and Chief Executive Officer, Cytec Industries Inc.

6 | 2016 Proxy Statement

GOVERNANCE

CLASS II - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2018

Experiences, qualifications, attributes and skills:
• Experience in management, leadership and manufacturing as an executive and Vice Chairman of The Dow Chemical Company
• Experience with a variety of domestic and international business matters

Anthony J. Carbone

Mr. Carbone is our Lead Independent Director and a member of the Executive Committee. He served as our Non-Executive Chairman from August 2014 to November 2015 and he served as our Lead Independent Director from November 2012 until August 2014. Mr. Carbone served as Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) from February 2000 to October 2005 and Senior Consultant of Dow from November 2000 to October 2005. He served as Executive Vice President of Dow from November 1996 to November 2000. He is a former member of the American Chemical Society and former Board Member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has served on the Advisory Council of the Heritage Foundation.

Age: 75 Director since 2001 Independent
Lead Independent Director Retired Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company

Experiences, qualifications, attributes and skills:
• Leadership, management and aerospace and defense industry knowledge and experience as CEO and President of Rockwell Collins and through his previous Rockwell Collins positions
• Strategic and business acumen, engineering and program management experience and operational execution

Robert K. Ortberg

Mr. Ortberg is our Chairman of the Board and is the Chairman of the Executive Committee. He has been our Chief Executive Officer since August 2013 and has served as our President since September 2012. He served as our Executive Vice President, Chief Operating Officer, Government Systems from February 2010 to September 2012 and as our Executive Vice President, Chief Operating Officer, Commercial Systems from October 2006 to February 2010. He served as a director of Bucyrus International, Inc., from July 2008 to July 2011. He serves on the Board of Governors for the Aerospace Industries Association, is a member of The Business Council, and he serves on the Board of Directors of FIRST® (For Inspiration and Recognition of Science and Technology) and the Hawkeye Council of the Boy Scouts of America. He also serves on the University of Iowa Engineering Advisory Board and on the Board of Trustees of the United Way of East Central Iowa.

Age: 56 Director since 2013
Chairman of the Board, President and Chief Executive Officer of the Corporation

2016 Proxy Statement | 7

Experiences, qualifications, attributes and skills:
• Leadership and operations experience as CEO of Global Smarts, Inc.
• Experience with developing technology plans and the transition of advanced technology into business opportunities

Cheryl L. Shavers

Dr. Shavers is Chairman of the Technology and Cybersecurity Committee and a member of the Board Nominating and Governance Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (business advisory services) since February 2001. She served on the Advisory Board for E.W. Scripps Company, and as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation prior to April 1999. She served as Non-Executive Chairman of BitArts Ltd. from 2001 to December 2003 and served as a director of ATMI, Inc. from 2006 to 2014. She is currently on the Board of Directors of Mentor Graphics Corporation.

Age: 62 Director since 2002 Independent
Chairman and Chief Executive Officer, Global Smarts, Inc.

CLASS III - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2019

Experiences, qualifications, attributes and skills: • Management, leadership and business acumen as past Chairman and Chief Executive Officer of CDW Corporation • Aerospace and international experiences
John A. Edwardson

Mr. Edwardson is the Chairman of the Corporate Strategy and Finance Committee and is a member of the Compensation Committee and the Executive Committee. Mr. Edwardson was Chairman of the Board of Directors of CDW Corporation (provider of technology solutions) from 2001 to December 2012 and from 2001 to 2011 he also served as CDW’s Chief Executive Officer. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation (security company) from 1999 to 2000 and as a Director (1994-1998), President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation and United Airlines (passenger airline). Prior to UAL Corporation and United Airlines, he served as Executive Vice President and Chief Financial Officer of Ameritech Corporation (telecommunications). He is currently on the Board of Directors of FedEx Corporation, Ace Limited, The University of Chicago and is a member of the board of other professional and civic organizations.

Age: 67 Director since 2012 Independent
Former Chairman and Chief Executive Officer, CDW Corporation

8 | 2016 Proxy Statement

GOVERNANCE

Experiences, qualifications, attributes and skills: • Experience in management and leadership as Dean of business schools • Significant business acumen and corporate governance knowledge
Andrew J. Policano

Dr. Policano is the Chairman of the Board Nominating and Governance Committee and a member of the Audit Committee. Dr. Policano is on the faculty of The Paul Merage School of Business, University of California-Irvine and was the Dean of that business school from August 2004 through July 1, 2013. Prior thereto, he served on the faculty and as Dean at the School of Business, University of Wisconsin-Madison. Dr. Policano is a director of Badger Meter, Inc., a Trustee of Payden & Rygel (Investment Manager) and a former director of Physicians Insurance Company of Wisconsin. He is a member of the board of other professional and civic organizations.

Age: 67 Director since 2006 Independent
Director, Center for Investment and Wealth Management, chaired Professor and former Dean, The Paul Merage School of Business, University of California-Irvine

Experiences, qualifications, attributes and skills:
• Management, leadership and aerospace industry experience as past President and Chief Executive Officer of Spirit AeroSystems Holdings, Inc.
• Operational, strategy and international experience

Jeffrey L. Turner

Mr. Turner is a member of the Compensation Committee, the Corporate Strategy and Finance Committee and the Technology and Cybersecurity Committee. Mr. Turner was a director of Spirit AeroSystems Holdings, Inc. (commercial aerospace assemblies and components) from November 2006 to April 2014, and served as its President and Chief Executive Officer from June 2005 to April 2013; he also served as President and Chief Executive Officer of Spirit AeroSystems, Inc. Mr. Turner joined The Boeing Company (aerospace and defense) in 1973, and was appointed as Vice President/General Manager of Boeing, Wichita Division in November 1995. Prior to his appointment as Vice President/General Manager of Boeing Wichita Division, Mr. Turner held various management positions in systems development, quality, production, services and finance in Boeing Computer Services, Boeing Military Airplane Company and Boeing Commercial Airplane Company. Mr. Turner currently serves on the Board of Directors of INTRUST Financial Corporation and is a partner in the privately held Turner Nichols Group.

Age: 65 Director since 2011 Independent
Former President and Chief Executive Officer, Spirit AeroSystems Holdings, Inc.

The Board of Directors recommends that you vote “FOR” the election as directors of the three Class I nominees named above, presented as item (1) on the accompanying proxy card.

2016 Proxy Statement | 9

BOARD OF DIRECTORS AND COMMITTEES
Our Board of Directors provides oversight and direction of our business. Our Board seeks to maintain high corporate governance standards.
We continue to enhance our corporate governance structure based upon a review of recommended best practices and in light of regulatory activity. Our corporate governance documents are available free of charge on our website at www.rockwellcollins.com under the Investor Relations tab and within the Corporate Governance link. We will provide, without charge, upon written request, copies of our corporate governance documents. These documents include our Restated Certificate of Incorporation, By-Laws, Guidelines on Corporate Governance, Committee Charters, Board Membership Criteria, Code of Ethics, Categorical Standards and Policy for Director Independence, and Related Person Transaction Policy.
Leadership Structure
Currently, we have a Chairman (who is also our CEO), a Lead Independent Director and experienced committee chairs. The Board currently believes that our most effective leadership structure is one with a combined Chairman and CEO. A combined structure promotes unified leadership, a cohesive vision and strategy and clear and direct communication to the Board.

The Board does not have a specific policy regarding the separation or combination of the roles of Chairman and CEO. It believes that it is in the Corporation’s best interests to maintain flexibility to have any individual serve as Chairman based on what is in the Corporation’s best interests at a given point in time, rather than mandating a particular leadership structure. The Board believes its programs for overseeing risk, as described below under “Board's Role in Risk Oversight,” and its corporate governance structure are effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure.

If the roles of Chairman and CEO are combined, our Guidelines on Corporate Governance provide that an independent director will serve as our Lead Independent Director. Mr. Carbone has served as our Lead Independent Director since November 2015, when Mr. Ortberg was appointed as Chairman.

Mr. Carbone's powers and duties as Lead Independent Director include the following:

•	Chairing executive sessions of the independent directors

•	Serving as a liaison but not inhibiting direct communication between the Chairman/CEO and the independent directors

•	Briefing the Chairman/CEO on the results of executive sessions of the independent directors

•	Working with the Chairman/CEO to develop and agree to the Board agenda

•	Working with the Chairman/CEO to develop and agree to meeting schedules and the nature of the information that will be sent to the Board in advance of meetings

•	Having authority to call meetings of the independent directors

•	Being available for consultation and direct communication with major shareowners when appropriate

•	Working with the Chair of the Compensation Committee and the independent directors on the establishment of the annual goals and objectives for the Chairman/CEO

•	Working with the Chair of the Compensation Committee to communicate to the Chairman/CEO the results of the formal evaluation of the Chairman/CEO by the independent directors

•	Assisting with the recruitment of director candidates with the Chair of Nominating and Governance Committee and the Chairman/CEO

•	Leading the Board’s review of the succession plan for the Chief Executive Officer

•	Discussing key committee agenda items with relevant committee chairs as appropriate

•	Recommending, as appropriate, that the Board retain consultants who will report directly to the Board

10 | 2016 Proxy Statement

GOVERNANCE

To ensure effective independent leadership, our independent directors meet regularly in executive sessions without the presence of management. Our Lead Independent Director, or a director designated by the independent directors who has the relevant background to lead the discussion of a particular matter, chairs these sessions.
Board Independence
The Board of Directors has determined that no director other than Mr. Ortberg has a material relationship with us. Accordingly, eight of our nine current directors are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules.
The standards relied upon by the Board in affirmatively determining whether a director is independent are primarily comprised of those objective standards set forth in the NYSE and SEC rules. In addition to these rules, the Board has adopted Categorical Standards and Policy for Director Independence, which is available in the Investor Relations section of our website at www.rockwellcollins.com, to assist it in making determinations regarding the independence of its members.
Board Meetings and Attendance
In fiscal year 2016, the Board of Directors held seven meetings and acted on four occasions by unanimous written consent in lieu of a meeting. All of our directors attended at least 75 percent of the meetings of the Board and the Committees on which they served. In addition, non-Committee directors routinely attend and participate in discussions at Committee meetings. Directors are expected to attend the Annual Meeting of Shareowners. Last year, all of our directors attended the Annual Meeting with the exception of Mr. Lilly, who was unable to attend because of a death in his family.
Board Committees
The Board has established six Committees whose principal functions are briefly described below. The specific functions and responsibilities of each Committee are outlined in more detail in its charter, which is available in the Investor Relations section of our website at www.rockwellcollins.com.
The membership of each Committee as of December 9, 2016 is listed below.

	Audit	Compensation	Board Nominating and Governance	Technology and Cybersecurity	Corporate Strategy and Finance	Executive
Anthony J. Carbone						●
Chris A. Davis	C				●	●
Ralph E. Eberhart		C		●
John A. Edwardson		●			C	●
David Lilley	●		●		●
Robert K. Ortberg						C
Andrew J. Policano	●		C
Cheryl L. Shavers			●	C
Jeffrey L. Turner		●		●	●
C: Chairman

2016 Proxy Statement | 11

Audit Committee
The Audit Committee has three independent directors. The principal functions of the Audit Committee are to:	Committee Members: Chris A. Davis (C,I) David Lilley (I) Andrew J. Policano (I) Meetings in 2016: 8
• oversee our accounting and financial reporting processes;
• oversee the integrity and audits of our financial statements;
• oversee compliance with legal and regulatory requirements;
• oversee the qualifications and independence of independent auditors;
• oversee the performance of internal and independent auditors;
• appoint or replace our independent auditors, with that appointment being subject to shareowner approval;
• approve in advance the fees, scope and terms of all audit and non-audit engagements with our independent auditors;
• review and discuss policies with respect to risk management as well as internal controls over financial reporting;
• monitor compliance of our employees with our standards of business conduct and conflicts of interest policies;
• meet at least quarterly with our senior executive officers, the head of our internal audit department and our independent auditors; and
• review and approve at least annually our policies on the use of financial derivative contracts and related hedging strategies.

C: Chairman; I: Independent

Compensation Committee
The Compensation Committee has three independent directors. The principal functions of the Compensation Committee are to:	Committee Members: Ralph E. Eberhart (C,I) John A. Edwardson (I) Jeffrey L. Turner (I) Meetings in 2016: 5
• evaluate the performance of the CEO and other senior executives;
• determine compensation for the CEO and other senior executives;
• review and approve the design and competitiveness of compensation plans, executive benefits and perquisites;
• review and approve goals under the annual and long-term incentives plans;
• oversee the Corporation’s annual and long-term incentives plans and deferred compensation plans;
• review and evaluate compensation arrangements to assess whether they could encourage unreasonable risk taking;
• periodically review and make recommendations to the Board regarding the competitiveness of compensation;
• retain, compensate and terminate, in its sole discretion, an independent compensation consultant used to assist in the evaluation of director, CEO or senior executive compensation;
• review the Corporation’s Compensation Discussion and Analysis;
• oversee submissions to shareowners for approval relating to compensation; and
• consider the most recent advisory vote on executive compensation.

C: Chairman; I: Independent

12 | 2016 Proxy Statement

GOVERNANCE

Board Nominating and Governance Committee
The Board Nominating and Governance Committee has three independent directors. For more information regarding the Committee’s role in director nominations, see “Director Nominations” below. The principal functions of the Committee are to:
Committee Members: Andrew J. Policano (C,I) David Lilley (I) Cheryl L. Shavers (I) Meetings in 2016: 4
• seek, consider and recommend qualified candidates for election as directors and recommend nominees for election as directors at the Annual Meeting;
• periodically prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees (“Board Membership Criteria”);
• review and make recommendations on matters involving the general operation of the Board and our corporate governance;
• annually recommend nominees for each committee of the Board;
• annually facilitate the assessment of the Board’s performance as a whole and of the individual directors and reporting thereon to the Board; and
• retain and terminate any search firm to be used to identify director candidates.

C: Chairman; I: Independent

Technology and Cybersecurity Committee
The Technology and Cybersecurity Committee has three independent directors. The principal functions of the Technology and Cybersecurity Committee are to:	Committee Members: Cheryl L. Shavers (C,I) Ralph E. Eberhart (I) Jeffrey L. Turner (I) Meetings in 2016: 4
• review and provide guidance on important technology-related issues;
• review our technology competitiveness;
• review the strength and competitiveness of our engineering processes and disciplines;
• review our cybersecurity and other information technology risks, controls and procedures, including the threat landscape and our strategy to mitigate risks and potential breaches;
• periodically consult with the Board and the Audit Committee regarding information technology systems and processes, including, but not limited to, those relating to cybersecurity;
• review our technology planning processes to support our growth objectives; and
• review critical technologies development and replacement planning.

C: Chairman; I: Independent

2016 Proxy Statement | 13

Corporate Strategy and Finance Committee
The Corporate Strategy and Finance Committee has four independent directors. The principal functions of the Corporate Strategy and Finance Committee are to:	Committee Members: John A. Edwardson (C,I) Chris A. Davis (I) David Lilley (I) Jeffery L. Turner (I) Meetings in 2016: 3
• provide input regarding our strategic direction, including the development of our strategic plan;
• act as advisors in assessing our strategies and the action plans designed to meet our strategic objectives;
• as requested, review and advise management on proposed acquisitions and divestitures, strategic investments, and other transactions or financial matters;
 • review our capital structure strategies including dividend policy, share repurchase plans, and debt and financing strategies; and
• review and advise management regarding our preliminary annual operating plan.

C: Chairman; I: Independent

Executive Committee
The Executive Committee has four directors. The principal function of the Executive Committee is to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors. The Committee may exercise all of the powers of the Board of Directors, except it has no power or authority to:
Committee Members: Robert K. Ortberg (C) Anthony J. Carbone (I) Chris A. Davis (I) John A. Edwardson (I) Meetings in 2016: 2
• adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation;
• elect or remove officers, or fill vacancies in the Board of Directors or in committees;
• fix compensation for officers, directors or committee members;
• amend or rescind prior resolutions of the Board;
• make recommendations to shareowners or approve transactions that require shareowner approval;
• issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock (other than pursuant to a specific delegation of authority from the Board related to a shelf registration statement); or
• take certain other actions specifically reserved for the Board.

C: Chairman; I: Independent
Director Nominations
The Board Nominating and Governance Committee is responsible for identifying individuals who meet the Board’s membership criteria and recommending to the Board the election of such individuals. The Committee identifies qualified candidates in many ways including using outside search firms and by receiving suggestions from directors, management and shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Board Nominating and Governance Committee, c/o the Secretary of the Corporation at our corporate headquarters in Cedar Rapids, Iowa, giving the candidate’s name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. In addition to recommending nominees to the Committee, shareowners may also propose nominees for consideration at

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shareowner meetings. These nominee proposals must be provided timely and otherwise meet the requirements set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2018” set forth later in this proxy statement.
The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees it identifies. Director candidates are reviewed by the Committee as authorized under the Committee’s Charter using various general guidelines set forth in the Board Membership Criteria, a copy of which is attached to the Board Nominating and Governance Committee Charter. Candidates are chosen with the primary goal of ensuring that the entire Board is balanced and collectively serves the interests of our shareowners. While the Committee does not have a formal policy with respect to diversity, the guidelines include taking into account such factors as diversity, background and experience, age and specialized expertise in the selection of candidates. In addition to the general guidelines, the Committee has identified the following minimum qualifications for Board membership: each nominee for director should be an individual of the highest character and integrity, have solid leadership skills, have experience at strategy/policy setting, have good communication skills, have a reputation for working constructively with others, have sufficient time available to devote to the affairs of the Corporation, be free of any conflict of interests that would interfere with the proper performance of the responsibilities of a director and be under the age of 74 as of the meeting of shareowners at which he or she will stand for election.
Board’s Role In Risk Oversight
The Board oversees the management of risks inherent in the operation of the Corporation’s businesses and the implementation of its strategic plan. The Board reviews the risks associated with the Corporation’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Corporation. In addition, the Board addresses the primary risks associated with the business of the Corporation on an ongoing basis at regular meetings of the Board.
Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. Non-Committee directors routinely attend each of the Committee meetings to help facilitate the Board’s oversight role. The following paragraphs highlight risk matters overseen by two of the Board’s Committees.
The Audit Committee oversees the operation of our Enterprise Risk Management program, including a review of the status of matters involving the primary risks for the Corporation. The Vice President and General Auditor, who regularly provides reports to the Audit Committee, assists in identifying, evaluating and monitoring risk management controls to address identified risks. Key risk topics, such as data privacy, anti-bribery and government business systems compliance are periodically reviewed and discussed. The Audit Committee also oversees and monitors management’s internal controls over financial reporting and its preparation of the Corporation’s financial statements. The Committee oversees internal and external audits including the risk based approach used in the selection of audit matters. The Audit Committee provides reports to the Board that include these activities.
As part of its oversight of the Corporation’s executive compensation program, the Compensation Committee, with the assistance of its independent compensation consultant, annually conducts a risk assessment of the Corporation’s compensation policies and practices and reviews the internal controls and processes as they apply to compensation decisions and policies. The Compensation Committee provides reports to the Board that include its risk assessment and compensation decisions. Based upon its risk assessment, the Committee has identified several mitigating factors that help reduce the likelihood of undue risk taking related to compensation arrangements including, but not limited to, the use of multiple measures (operating margin, sales, return on sales, free cash flow and total shareowner return) in a balanced mix of annual and long-term incentives plans, use of multiple types of incentives (cash, stock options and performance shares), use of incentive payout caps in our annual and long-term incentives plans and executive stock ownership requirements that help to align incentives with long-term growth in equity values. Based on its review, the Compensation Committee has concluded that the Corporation’s compensation policies and procedures do not encourage unreasonable risk taking by management.

2016 Proxy Statement | 15

Communicating With Board Members
As discussed above, the Lead Independent Director generally presides at regular executive sessions of our independent directors. Any shareowner or other interested party may communicate directly with the Lead Independent Director by sending an email to leadindependentdirector@rockwellcollins.com or writing to: Lead Independent Director, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Communications by shareowners or other interested parties may also be sent to non-employee directors, as a group or individually, by sending an email to boardofdirectors@rockwellcollins.com or by writing to Board of Directors (or one or more directors by name), Attn: Corporate Secretary, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Upon receipt of any communication, the Corporate Secretary will determine the nature of the communication and, as appropriate, facilitate direct communication with the appropriate director.
Shareowner Engagement
We interact with our shareowners on a regular basis through a variety of ways. Shareowner engagements include quarterly earnings calls and periodic investor conferences with time for questions and answers, numerous group and individual meetings with institutional investors, annual report and proxy statement distribution to all shareowners and various other interactions tailored to the circumstances. Members of the Board have been directly involved with shareowner engagement in appropriate circumstances.

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CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS
The Board’s Related Person Transaction Policy requires the review and approval or ratification by the Audit Committee of certain transactions or relationships involving Rockwell Collins and its directors, executive officers, certain shareowners and their affiliates. The Audit Committee is responsible for reviewing these transactions and takes into account the pertinent facts and circumstances presented, and any other information it deems appropriate, to determine what is in the best interests of the Corporation.
This written policy sets forth procedures for the review, approval or ratification and monitoring of transactions involving Rockwell Collins and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareowners owning five percent or greater of Rockwell Collins’ outstanding stock. The Related Person Transaction Policy defines “related person transactions” in accordance with applicable SEC rules as any transaction in which the Corporation was or is to be a participant, and in which a related person has a material direct or indirect interest that exceeds $120,000. The policy requires these related person transactions to be reviewed and approved or ratified by the Audit Committee. In addition, this policy requires related persons to disclose to the Audit Committee the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and the related person’s direct or indirect material interest in, or relationship to, the related person transaction.
The Corporation employs Steven Nieuwsma as its Vice President, Corporate Strategy. Steven Nieuwsma is the brother of David Nieuwsma, who is an executive officer and our Senior Vice President, Information Management Services. Steven Nieuwsma has been employed by the Corporation since 1979. His fiscal year 2016 compensation consisted of a salary of $287,691, an annual incentive bonus of $94,650 and a grant of 4,220 stock options and 865 performance shares. Steven Nieuwsma’s compensation was established in accordance with the Corporation’s employment and compensation practices applicable to employees with equivalent qualifications, experience, and responsibilities.

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EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareowners
The following table provides information about each shareowner known to us to own beneficially more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Shares	Percent of Class(1)
Capital World Investors(2) 333 South Hope Street Los Angeles, CA 90071	12,432,362	9.5%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	10,924,617	8.4%

BlackRock, Inc.(2) 55 East 52 Street New York, NY 10055	7,742,386	5.9%

(1)	Percent of class calculation is based on shares of common stock outstanding as of December 5, 2016.

(2)	Based on a Schedule 13G filed with the SEC by this shareowner reporting beneficial ownership of these shares as of December 31, 2015.
Management and Director Equity Ownership
The following table shows the beneficial ownership, reported to us as of December 1, 2016, of our common stock, including shares as to which a right to acquire ownership within 60 days of that date exists (for example, through the exercise of stock options or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the Summary Compensation Table on page 46 and of such persons and other executive officers as a group.

Name	Beneficial Ownership on December 1, 2016
	Shares(1)		Percent of Class(2)
Robert K. Ortberg	629,307	(3,4,5)	*
Anthony J. Carbone	66,561	(6,7)	*
Chris A. Davis	56,178	(6,7)	*
Ralph E. Eberhart	18,881	(7)	*
John A. Edwardson	12,711	(7)	*
David Lilley	31,525	(7)	*
Andrew J. Policano	23,694	(7)	*
Cheryl L. Shavers	25,095	(6,7)	*
Jeffrey L. Turner	9,624	(7)	*
Patrick E. Allen	333,142	(3,4,5)	*
Philip J. Jasper	145,105	(3,4,5)	*
Robert J. Perna	28,246	(3,4,5)	*
Kent L. Statler	154,249	(3,4,5)	*
All of the above and other executive officers as a group (22 persons)	1,997,765	(3,4,5,6,7)	1.5%
* Less than one percent
(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

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(2) The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.
(3) Includes shares held under our Retirement Savings Plan as of December 1, 2016. Does not include, 3,642 share equivalents for Mr. Ortberg, 3,010 share equivalents for Mr. Allen, 1,832 share equivalents for Mr. Jasper, 185 share equivalents for Mr. Perna, 2,847 share equivalents for Mr. Statler and 22,191 share equivalents for the entire group, in each case, held under our Non-Qualified Savings Plan as of December 1, 2016. Share equivalents under the Non-Qualified Savings Plan are settled in cash in connection with retirement or termination of employment and may not be voted or transferred.
(4) Includes shares that may be acquired upon the exercise of outstanding stock options that are or will become exercisable within 60 days as follows: 542,033 for Mr. Ortberg, 277,666 for Mr. Allen, 122,277 for Mr. Jasper, 25,399 for Mr. Perna, 103,266 for Mr. Statler and 1,434,441 for the entire group.
(5) Does not include performance shares held by such persons for which shares of our common stock may be issued following the completion of any open three-year performance period, which shares are dependent on the level of achievement of our performance goals and our total shareowner return relative to certain Aerospace and Defense companies.
(6) Includes 11,984 shares for Mr. Carbone, 6,413 shares for Ms. Davis, and 4,632 shares for Dr. Shavers granted as restricted stock as compensation for service as directors.
(7) Includes 41,486 shares for Mr. Carbone, 41,261 shares for Ms. Davis, 18,881 shares for General Eberhart, 12,711 shares for Mr. Edwardson, 31,525 shares for Mr. Lilley, 23,694 shares for Dr. Policano, 20,463 shares for Dr. Shavers and 9,624 shares for Mr. Turner granted as restricted stock units as compensation for service as directors.
COMPENSATION OF DIRECTORS
2016 DIRECTOR COMPENSATION TABLE
The following table sets forth information regarding compensation for each of our non-employee directors for fiscal year 2016. Mr. Ortberg, who is the Chairman of the Board, our President and Chief Executive Officer, does not participate in the compensation program for non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Anthony J. Carbone	120,241	162,843	15,819	298,903
Chris A. Davis	120,000	162,336	8,465	290,801
Ralph E. Eberhart	115,000	134,076	—	249,076
John A. Edwardson	110,000	125,100	—	235,100
David Lilley	105,000	149,749	—	254,749
Andrew J. Policano	115,000	140,533	—	255,533
Cheryl L. Shavers	115,000	136,308	6,114	257,422
Jeffery L. Turner	100,000	122,135	—	222,135
The following is an explanation of the above table:
Fees. All non-employee directors receive an annual retainer fee of $100,000 that they may elect to receive in cash or restricted stock units (RSUs) in lieu of cash. Mr. Carbone was also entitled to additional fees for his service as Lead Independent Director and for service as Non-Executive Chairman from October 3, 2015 to November 10, 2015. Please see “Cash Compensation” below for a description of director fees that are paid in addition to the annual retainer. Generally, fees may be paid in cash or in RSUs in lieu of cash, at the election of each non-employee director. For fiscal 2016, deferrals of cash fees into RSUs were as follows: Mr. Carbone deferred $112,500 of his cash fees, Ms. Davis deferred all of her cash fees, General Eberhart deferred $15,000 of his cash fees, Mr. Edwardson deferred $107,500 of his cash fees and Mr. Lilley deferred all of his cash fees.
Stock Awards and Options. The dollar value for stock awards represents the aggregate grant date fair value of the RSUs determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) and does not reflect a reduction for possible forfeitures. Under our long-term incentives plan, non-employee directors receive an annual grant of RSUs determined by dividing a fixed amount by our closing stock price on the date of the Annual Meeting. For 2016, the fixed amount was $110,000. Dividend equivalents on RSUs accrue quarterly and are included in this column. For more information see “Stock-Based Compensation” below.
The outstanding equity awards held at the end of fiscal year 2016 by each non-employee director are shown in the following table.

Name	Restricted Stock	RSUs
Anthony J. Carbone	11,984	41,187
Chris A. Davis	6,413	40,887
Ralph E. Eberhart	—	18,821
John A. Edwardson	—	12,367
David Lilley	—	31,196
Andrew J. Policano	—	23,694
Cheryl L. Shavers	4,632	20,463
Jeffrey L. Turner	—	9,624
All Other Compensation. The amounts shown in the 2016 Director Compensation Table under the column “All Other Compensation” represent dividends paid on restricted stock to Ms. Davis, Dr. Shavers and Mr. Carbone. We began granting our non-employee directors RSUs in lieu of restricted stock in 2006.
Director Compensation Design
Our non-employee director compensation program is reviewed on a periodic basis by the Compensation Committee’s independent consultant. The Compensation Committee recommends compensation program changes to the Board of Directors. The components of the program are described below.
Cash Compensation
All non-employee directors receive an annual retainer of $100,000 as described above. Additional annual retainers are paid to the Lead Independent Director, to the chairs of certain board committees and to the members of the Audit Committee as shown in the table below. Each annual retainer is payable in advance in equal quarterly installments.

Lead Independent Director	$30,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Technology and Cybersecurity Committee Chair	$20,000
Board Nominating and Governance Committee Chair	$15,000
Corporate Strategy and Finance Committee Chair	$15,000
Audit Committee Member	$10,000
Effective October 1, 2016, in consultation with the Compensation Committee’s independent compensation consultant, the annual retainers were increased by $5,000 for the Committee Chairs listed in the preceding table and by $5,000 for each Audit Committee member (other than the Chair). The increases were recommended to ensure that our non-employee director compensation remains competitive. Annual retainers for the chairs of the Audit, Compensation and the Board Nominating and Governance Committees were last increased in April of 2013. The Audit Committee Member retainer was last increased in July of 2005. In November of 2015 the Technology Committee was rechartered as the Technology and Cybersecurity Committee and the annual retainer for the chair of the committee was increased. The above table shows the retainers after the October 1, 2016 increases.

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Non-employee directors are reimbursed for all reasonable expenses associated with attending Board and Committee meetings and otherwise relating to their director duties. Non-employee directors are also eligible to receive up to $5,000 in matching charitable gifts under our matching gift program.
Stock-Based Compensation
Our long-term incentives plan limits the stock-based compensation that can be granted to non-employee directors. The dollar value of equity awards that can be granted to our non-employee directors is limited to an aggregate value of $500,000 (determined as of the grant date) in any consecutive twelve-month period. Under our long-term incentives plan, each non-employee director is granted RSUs concurrently with the director’s initial election to our Board. The value of these RSUs is equal to $100,000 plus a prorated amount determined by multiplying $110,000 by a fraction, the numerator of which is the number of days remaining until the next Annual Meeting of Shareowners and the denominator of which is 365. The amount of $110,000 is increasing to $120,000 effective with the 2017 Annual Meeting. Following each Annual Meeting, continuing non-employee directors are granted RSUs with a specific value as of the date of the meeting. Commencing with the 2017 Annual Meeting, this value is also increasing from $110,000 to $120,000. These increases were recommended by the Compensation Committee in consultation with the Compensation Committee’s independent compensation consultant to ensure that director compensation remains competitive. This is the first increase to the annual equity grant for non-employee directors since 2012. RSUs, which do not have voting rights, entitle the directors to a contractual right to receive at a future date the number of shares of common stock specified. Pursuant to the terms of the directors’ RSUs, dividend equivalents in the form of additional RSUs accumulate on the date we otherwise pay dividends on our common stock.
Deferral Opportunities
Under our long-term incentives plan, each non-employee director has the option each year to determine whether to defer all or any part of his or her retainer fees by electing to receive RSUs valued at the closing price on the date the cash retainer payment would otherwise be paid. Upon termination of Board service, a director will receive unrestricted shares of our common stock as payment for all RSUs the director then holds. Commencing with calendar year 2017, directors may defer payment of their RSUs for periods extending beyond the termination of their Board service.
Director Stock Ownership Guidelines
Each non-employee director is required to own shares of our common stock with a market value of at least five times the annual retainer amount within six years of joining the Board. All of our non-employee directors meet the stock ownership guidelines. The following are counted for purposes of meeting these ownership guidelines: shares owned outright (including in trusts and those held by a spouse), shares of restricted stock and RSUs. The Compensation Committee’s independent consultant reviews the ownership guidelines on a periodic basis to ensure that they are aligned with compensation best practices.

20 | 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following section reviews the elements and objectives of our compensation program and how they align with our performance and the decisions we made during 2016 for our Named Executive Officers (NEOs) listed in the Summary Compensation Table.

Introduction	23
Executive Summary	23
Results of 2016 Shareowner Advisory Vote on Executive Compensation	24
Executive Compensation - Governance Practices	24
Key 2016 Compensation Program Changes	25
Executive Compensation - Roles and Responsibilities	27
Executive Compensation - Design	28
What Our Compensation is Intended to Reward	29
Market Assessment	29
Comprehensive Compensation Review	31
Elements of Our 2016 Compensation Program	31
Compensation Earned	39
Employee and Other Benefits	41
Executive Policies and Practices	42

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Introduction
In the discussion that follows, we provide:

•	an explanation of our compensation philosophy and governance practices;

•	an overview and analysis of our executive compensation program;

•	a review of the compensation decisions made for our NEOs; and

•	the factors considered in making those decisions.
Included within the Compensation Discussion and Analysis you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2016 (October 3, 2015 to September 30, 2016) to our NEOs. Unless otherwise noted, references to years in this discussion are to our fiscal years.
Our NEOs for 2016 were:

Robert K. Ortberg	Chairman, President and Chief Executive Officer (CEO)
Patrick E. Allen	Senior Vice President, Chief Financial Officer (CFO)
Kent L. Statler	Executive Vice President, Chief Operating Officer, Commercial Systems
Philip J. Jasper	Executive Vice President, Chief Operating Officer, Government Systems
Robert J. Perna	Senior Vice President, General Counsel & Secretary
Executive Summary
The Compensation Committee (Committee) believes in pay-for-performance and approves programs that are aligned with corporate and shareowner goals. To attract and retain top talent, target compensation is set around the median of the competitive market with the opportunity to achieve greater compensation if superior performance is achieved. Payments under our annual incentive and long-term performance share plans are 100% performance-based and depend on the achievement of annual and long-term financial performance goals approved by the Committee. For 2016, our annual incentive plan, before any individual or business unit adjustment, would have paid out at 94% of target and our 2014-2016 performance shares paid out at 98% of target, as described in the following paragraphs. As described below, annual incentive plan payments for each of our NEOs, with the exception of Messrs. Allen and Perna, were reduced by the Committee to reflect less than expected business performance in 2016.
2016 Annual Incentive Plan Results
Annual incentive plan payments for 2016 were dependent on our performance against the operating margin, sales and free cash flow goals established by the Committee. Annual incentive plan payments were paid at 94% of target for 2016 before any individual adjustment. Details of our performance as calculated under the plan are as follows:
Sales of $5.253 billion, which was below the target of $5.35 billion, compared to total sales of $5.24 billion in 2015;

•	Operating margin of 21.19%, which was above the target of 20.84%, compared to an operating margin of 21.17% in 2015; and

•
Free cash flow of $524 million, which was below the target of $550 million, compared to free cash flow of $539 million in 2015. This was the first year free cash flow was used as a financial metric in the Annual Incentive Plan. Free cash flow replaced operating cash flow.

2014-2016 Performance Share Results
Our performance during the 2014-2016 performance period resulted in:

•	return on sales of 13.1%, which was above the target of 11.4%; and

•	cumulative sales of $15.75 billion, which was below the target of $16.54 billion.
This would have resulted in a payout of 109% of target but the final payout was then reduced by ten percent to 98% of target due to the impact of the total shareowner return (TSR) modifier.

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Results of 2016 Shareowner Advisory Vote on Executive Compensation
Each year, in accordance with its charter, the Committee considers the outcome of the shareowner advisory vote on executive compensation when making future decisions relating to the compensation of the NEOs and our executive compensation program and policies. The Committee also considers feedback from our shareowners. In 2016, our executive compensation program was approved by 97.4% of the votes cast by shareowners (not counting abstentions and broker non-votes). The Committee believes this conveys our shareowners’ continued strong support of the philosophy, strategy and objectives of our executive compensation program. Nonetheless, the Committee continues to assess our executive compensation program and policies, based on our strategic needs and external market practices.
Executive Compensation - Governance Practices
What We Do

√	Believe in pay for performance. As shown on page 33 between 71% and 86% of the target annual compensation opportunity of our NEOs is tied to both company and individual performance.

√
Annually assess our executive compensation program to ensure that it remains well balanced and that it does not encourage unreasonable risk taking. For more information, see “Board’s Role in Risk Oversight” on page 15.

√
Have robust stock ownership guidelines to help align our executive officers’ interests with those of our other shareowners. The Committee monitors the stock held by our executive officers. For more information, see “Stock Ownership Guidelines” on page 42.

√
Have “double trigger” change of control agreements that require a change of control together with a qualifying termination of employment within a two-year period following the change of control before benefits can be payable. For more information, see “Employment, Severance and Change of Control Agreements” on page 43.

√	Have a robust clawback policy and other compensation recovery policies to allow us to recover compensation as appropriate. For more information, see “Payment Recovery Provisions” on pages 43-44.

√	Use an independent compensation consultant to advise the Committee and to keep it abreast of compensation best practices.
 What We Don’t Do

×	Allow hedging of our common stock by our officers and directors.

×	Allow pledging of our common stock by our officers and directors.

×	Provide tax gross-ups to executive officers, except in connection with a relocation or international assignment.

×	Reprice stock options.

×	Pay change of control excise tax gross-ups.

×	Provide excessive perquisites.

×	Provide single trigger benefits upon a change of control.

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Key 2016 Compensation Program Changes
Introduction
Each year the Committee reviews the strategy and design of our executive compensation program to ensure it supports our business goals. As a result of the review, the Committee implemented design changes to both our annual incentive plan and our performance share awards.
Annual Incentive Plan
The following changes were made to our FY16 annual incentive plan:

•	Replaced operating cash flow goal with free cash flow

•	Increased the weighting of sales goal from 30% to 40%

•	Decreased the weighting of operating margin goal from 50% to 40%
The shaded cells in the following chart highlight the changes that were made to the annual incentive plan:

Performance Level	Operating Margin (FY15)	Sales (FY15)	Operating Cash Flow (FY15)	Total Payout
	Payout	Payout	Payout
Maximum	100%	60%	40%	200%
Target	50%	30%	20%	100%
Minimum	0%	0%	0%	0%
Weighting	50%	30%	20%

Maintain Sales and Operating Margin as Plan Measures

√ Sales - Focus on top-line growth, reinforces need to
capture new opportunities across all segments and is key with investors; weighting increased from 30% to 40%

√ Operating Margin - Aligns to how we run our
business, measures financial productivity/efficiency of profits and is key with investors; weighting decreased from 50% to 40%
			Free Cash Flow (FCF) replaces Operating Cash Flow √ Provides a more holistic view of cash as it incorporates capital expenditures √ Is key in shareowner value creation

Performance Level	Operating Margin (FY16)	Sales (FY16)	Free Cash Flow (FY16)	Total Payout
	Payout	Payout	Payout
Maximum	80%	80%	40%	200%
Target	40%	40%	20%	100%
Minimum	0%	0%	0%	0%
Weighting	40%	40%	20%

	√ Places equal emphasis on growth and operating profitability

The Committee believes that the performance goals in the annual incentive plan should align to the key drivers of our long term strategic objectives. We continue to provide incentive for management to drive top line growth while maintaining strong operating margins.
Free cash flow is a key indicator for measuring how efficiently we turn invested capital into cash, and is also key in driving shareowner value. With the December 2013 acquisition of ARINC, which is part of our IMS business, the company increased its capital expenditures to support expanding the IMS network footprint. The IMS business is

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much more capital intensive, driven by the need to maintain and support network infrastructure when compared to our legacy (pre-IMS) business products and services which are driven more by investments in research and development. In order to enhance our focus on capital expenditures, the Committee replaced operating cash flow with free cash flow since free cash flow includes a deduction for capital expenditures in its calculation.
Performance Shares
The following changes were made to the performance share portion of our long-term incentive grants in 2016:

•	Increased the weighting of the sales goal from 40% to 50%

•	Replaced the return on sales goal with a free cash flow as a percent of net income goal

•	Changed the method by which the total shareowner return (TSR) modifier is applied by replacing the performance tiers with interpolation
The shaded cells in the following chart highlight the changes that were made to the performance shares:

FY15-17 Performance Share Plan
Performance Level	Cumulative Sales	Return on Sales	Total Payout	Rockwell Collins Relative TSR	TSR Modifier
	Payout	Payout		≥ 80th percentile	1.2
Maximum	80%	120%	200%	≥ 65th - < 80th percentile	1.1
Target	40%	60%	100%	≥ 40th - < 65th percentile	1.0
Minimum	0%	0%	0%	≥ 20th - < 40th percentile	0.9
Weighting	40%	60%		< 20th percentile	0.8

Maintain Cumulative Sales as a Measure √ Incent top-line growth √ Reinforce need to capture new opportunities across all business segments √ Key with investors		Free Cash Flow as a % of Net Income Replaces Return on Sales √ Incent growth of Free Cash Flow √ Enables investment for longer-term growth		Maintain Relative TSR Comparison to the Peer Group √ Eliminated the five payout tiers √ Use interpolation to determine the TSR modifier to smooth 10 pt. jumps in performance

FY16-18 Performance Share Plan
Performance Level	Cumulative Sales	Free Cash Flow as a % of Net Income	Total Payout	Rockwell Collins Relative TSR	TSR Modifier
	Payout	Payout		≥ 80th percentile	1.2
Maximum	80%	120%	200%
Target	40%	60%	100%
Minimum	0%	0%	0%
Weighting	40%	60%		< 20th percentile	0.8

Equally Weighted Measures √ Align to strategic priorities √ Balance top and bottom line growth and shareowner value

2016 Proxy Statement | 25

The purpose of our long-term incentives plan is to align executive performance with our company’s long-term success. It is 100% performance based and the long-term target value incentive mix is equally divided between performance shares and stock options.
Beginning with the FY2016-2018 performance cycle the Committee approved changes to the performance shares granted under the long-term incentives plan to ensure that they work together with the annual incentive plan to drive performance and shareowner value.
The Committee believes that the revised performance shares will:

•	Continue to focus executives on growing company revenues by keeping the cumulative sales measure

•	Result in increased shareowner returns by focusing on free cash flow as a key driver in shareowner value creation

•	More accurately measure TSR performance against peer group by eliminating relative TSR performance tiers
Executive Compensation - Roles and Responsibilities
Compensation Committee
The Committee, which consists entirely of independent directors, has responsibility for the development and oversight of our executive compensation program. The Committee's duties and responsibilities are described under “Compensation Committee” on page 12.
Independent Compensation Consultant
The Committee selects and retains the services of a compensation consultant to provide professional advice on our executive compensation program and the non-employee director compensation program. The Committee assesses the consultant’s independence and whether there are any conflicts of interest annually. In determining that the consultant was independent, the Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934. The independent consultant, a managing director at Semler Brossy Consulting Group, LLC, is retained directly by the Committee and provides no other service to us other than those related to executive and director compensation. The independent consultant interacts directly with the Committee's chairman in preparation for meetings, provides advice in Committee meetings, assists with the design of compensation arrangements and provides an independent market assessment of peer companies and general industry compensation and practices. The independent consultant meets with new Committee members to orient them to the policies, plans and programs managed by the Committee. The independent consultant meets with management to collect information, to solicit management's input and to fully understand our plans, goals and actual performance. The consulting relationship is reviewed by the Committee annually to determine its satisfaction with the services and advice provided by the independent consultant.
Management
The CEO provides the Committee with his assessment of the performance of the Corporation, our business units and of other executive officers. He also discusses the operational and financial plans for future performance periods (annual and long-term) as they relate to compensation decisions. The CEO provides input on the design of compensation programs and policies and makes recommendations for compensation changes for the other NEOs. The CFO provides input on the metrics to use in our compensation programs and on the setting of performance goals. The Senior Vice President, Human Resources provides support, analysis and counsel with respect to the administration of the programs under the supervision of the Committee. Certain members of management, including the CEO, regularly attend Committee meetings. The CEO is delegated authority to approve the compensation arrangements other than for our executive officers and other designated senior executives, with limitations that are established by the Committee. The Committee meets for a portion of its meetings in executive session, with its independent consultant and without the CEO or other members of management. The Committee's deliberations on CEO compensation are held during a non-management executive session of the Committee that typically includes all non-employee board members.

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Executive Compensation - Design
The design principles of our executive compensation program and how the actions we take are aligned with those principles are shown below:

Design Principles	Alignment to Key Compensation Elements
Aligned with Shareowner Interests
The interests of our executives should align with the interests of our shareowners by using performance measures that correlate well with shareowner value.	Our short-term and long-term incentives plans use financial performance measures that correlate well with shareowner value.
Supportive of Our Vision
Our compensation should support what we hope to achieve and how we work together to achieve our goals and meet customer and shareowner expectations.
Our plans are aligned with our growth objectives and encourage collaboration to meet our customer commitments. The value of our long-term incentives is tied to our stock’s performance on both an absolute and relative basis.

Competitive
Our total compensation package should be competitive with the general industry peer group and at a level appropriate to attract, retain and motivate highly qualified executives capable of leading us to greater performance.

Our base salary and annual incentives provide a competitive annual total cash compensation opportunity and our equity incentives provide a competitive opportunity over the long-term. Both support our need to attract and retain executive talent.

Performance-Based
A significant portion of NEO compensation should be at risk and tied to corporate, business unit and individual performance.
A substantial portion of our executive pay is at risk and paid only on the achievement of specific pre-established performance goals. Annual incentive payouts are subject to adjustment based upon business unit and/or individual performance. Performance shares and stock options are performance-based and at risk.

Balanced
Our compensation plan design should promote an appropriate balance between annual and long-term business results.
Our compensation program is balanced in that it provides both annual and long-term incentives dependent on business results. However, as illustrated on page 33, more emphasis is given to long-term incentives because they align an executive's performance with our long-term success.

Factors that we use to assess and set NEO compensation include:

•	Our operational and financial performance;

•	Results of the most recent shareowner advisory vote on executive compensation;

•	The executive’s individual record of performance;

•	Compensation history, including experience in the position;

•	Relative level of responsibility and the impact of his or her position on our performance;

•	The executive’s long-term leadership potential and associated retention risk;

•	Succession planning;

•	Stock ownership levels;

•	Annual share utilization and shareowner dilution levels resulting from the compensation plans;

•	Independent compensation consultant analyses and input;

•	Trends and best practices in executive compensation;

•	Market data; and

•	Industry and macroeconomic conditions.

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The Committee believes in ensuring a clear alignment between pay and performance as evidenced by the strong correlation between TSR, financial performance and executive compensation. However, the Committee does not believe that factoring of the various items it considers in making its compensation related decisions for each NEO should, or can, be reduced to a formula or made by reference to a specific benchmark against peer companies.
Final compensation determinations are made by the Committee after review and evaluation of these considerations and the other items discussed in this Compensation Discussion and Analysis.
What Our Compensation is Intended to Reward
A substantial amount of our executive compensation is variable and tied to the achievement of both annual and long-term incentives plan goals. To support our pay-for-performance philosophy, performance is evaluated and compensation rewarded and adjusted as follows:
Corporate Performance
Our annual incentive plan is designed to reward the achievement of annual financial goals that are important to our current and future success. These goals are included in our annual operating plan that is prepared by management and approved by the Board of Directors. The same annual incentive plan design and performance metrics apply to all of our NEOs and most of our employees worldwide.
Our long-term incentives plan is designed to reward the achievement of long-term financial goals and increased shareowner value. Under this plan, we grant executives three-year performance shares and stock options on an annual basis.
Business Unit Performance
The CEO reviews the performance of each business unit and shared service based on the achievement of goals included in our annual operating plan. Based on this overall assessment, the CEO has been delegated the discretion by the Committee to adjust the annual incentive plan awards upward or downward by up to five percent to reflect the business unit's or shared service's performance. In the case of a business unit adjustment impacting a NEO, the CEO will make a recommendation to the Committee for its approval.
Individual Performance
Our performance review and development plan applies to the majority of our salaried employees, including the NEOs. Under this plan, an employee's performance is evaluated against the expectations of his or her position, whether he or she exhibits our values in the performance of his or her job and whether he or she met or exceeded his or her individual performance goals. Individual performance goals are established at the beginning of each fiscal year and are aligned with our annual operating plan. Performance under the plan is evaluated at mid-year and at the end of the fiscal year. The CEO approves the individual performance goals of the NEOs, evaluates their performance and recommends to the Committee any resulting performance adjustments to their salaries and annual incentive payments. The CEO's personal goals are reviewed and approved by the Committee each year. Following the end of the fiscal year, the Committee, with input from the other directors, formally evaluates the CEO's performance, including personal goals, during its executive session and approves any salary adjustment and/or individual performance adjustment to the annual incentive payment.
Market Assessment
The Committee annually considers market data for total direct compensation (base salary plus annual incentive plan target and long-term incentive target) for the NEOs and other designated senior executives based on the independent consultant's review of market data. The Committee uses this market data and the analysis by the independent consultant to assess the competitiveness of the compensation paid to our NEOs as well as the mix between fixed (base salary) and variable (annual and long-term incentives) compensation.
The Committee generally establishes base salaries as well as annual and long-term incentive targets around the median of the general industry peer group, which is described below. An executive can be paid above or below that amount based on years in the position, prior experience, individual performance and corporate performance. Although the Committee reviews market data, there is no expectation or commitment to tie any particular executive's compensation to the general industry peer group market data.

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The general industry peer group market data provides reasonable consistency year-over-year due to the large number of participants in the survey. We use a general industry peer group instead of aerospace and defense (A&D) peers because of the wide range of company revenues, both much larger and smaller than ours, within the A&D industry. The general industry peer group provides a larger sample for comparison than an A&D specific peer group would provide and it also provides a much tighter range of company revenues. A wide variety of positions are reported in the general industry market data allowing for more specific comparisons to our executive officers. We use this market data because our senior executives have skills that are in demand outside of the A&D industry. In September 2015, the independent consultant provided an analysis using compensation information from 89 companies with revenues ranging from $4 billion to $8 billion (our 2015 revenue was $5.24 billion) to obtain market data to support the compensation decisions made in November 2015. The Committee believes that these companies are good comparators and that this market data allows a robust analysis of executive pay. The companies in the compensation peer group, in addition to Rockwell Collins, are as follows:

Compensation Peer Group* * Companies from the Willis Towers Watson 2015 Compensation Data Bank with revenues of $4 billion to $8 billion
Agilent Technologies	Harman International Industries	Polaris Industries
AMETEK	Harris	Potash
Andersons	Hasbro	Pro-Build Holdings
Asbury Automotive Group	Hershey	Pulte Group
Ashland	Hospira	Quad/Graphics
Avery Denison	Host Hotels & Resorts	Quest Diagnostics
Axiall Corporation	Hunt Consolidated	Quintiles
Big Lots	J.M. Smucker	Ralph Lauren
Booz Allen Hamilton	JetBlue Airways	Rockwell Automation
Boston Scientific	KBR	Ryder System
Cablevision Systems	Kelly Services	Schreiber Foods
Celestica	Keurig Green Mountain	Sealed Air
CF Industries	Keystone Foods	Smiths Group
CH2M HILL	Kohler	SNC-Lavalin
Cliffs Natural Resources	Leidos	Sonoco Products
Commercial Metals	Level 3 Communications	Spirit Aerosystems
Darden Restaurants	LexisNexis	SPX
Discovery Communications	Mary Kay	SSAB
Dot Foods	Mattel	St. Jude Medical
Dow Corning	MeadWestvaco	Starwood Hotels & Resorts
Dr Pepper Snapple Group	MillerCoors	Terex
Essilor of America	Molson Coors Brewing	Tiffany & Co.
Experian Americas	NCR	United Rentals
Federal-Mogul	Newmont Mining	Visteon
Fiserv	Omnicare	VWR International
FMC Technologies	Oshkosh	Weyerhauser
Fortune Brands Home & Security	Osram Sylvania	Wyndham Worldwide
Hallmark Cards	Owens Corning	Zimmer
Hanesbrands	Parmalat

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Comprehensive Compensation Review
In the course of reviewing data from external sources and making decisions about CEO compensation or considering the CEO’s compensation recommendations for other NEOs, the Committee also reviews comprehensive compensation information for each NEO and other designated senior executives who may in the future become NEOs. This information is presented in the form of a tally sheet and includes detailed modeling of the current dollar value of all aspects of compensation, including base salary, annual and long-term incentives, perquisites, pension and savings plans, and health and welfare benefits. The Committee also reviews modeling projections on the potential future value of long-term incentive (LTI) grants. The Committee reviews this information to ensure that the total compensation awarded to each NEO is reasonable and consistent with the compensation philosophy and objectives discussed above.
Elements of Our 2016 Compensation Program
Below is a graphical presentation of our total direct compensation program (base salary + target annual incentive + target long-term incentives):

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In the table below, we discuss for each compensation element of target direct compensation (base salary plus annual incentive plan target and long-term incentive target) the key characteristics of the element, why we pay the element, and how we determine the amount payable. Each year the Committee approves the design and performance goals for both the annual and long-term incentives consistent with the Committee's compensation philosophy and objectives.

Compensation Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount
Fixed Compensation
Base Salary	Fixed compensation component payable in cash.	Required for attracting and retaining top executive talent.	Reflects job scope and responsibilities, individual performance and experience and market data.
Variable Compensation
Annual Incentive Compensation Plan (ICP)	Variable compensation component payable in cash based on performance against annually established goals and assessment of individual and business unit performance.	Aligns compensation with annual performance results. Encourages achievement of annual corporate financial goals.
Eligible participants are awarded a target bonus equal to a percentage of their salary for the year. The percentage is determined based on job scope, responsibilities and market data.
Business unit and individual payout adjustments provide focus on performance at the business unit and individual levels.

Stock Options (Long-Term Incentives Plan)	50% of the long-term incentive target value.	Aligns the interests of executives with shareowners and long-term company performance and serves to retain executive talent.	Target award values based on job scope, responsibilities and market data.
Performance Shares (Long-Term Incentives Plan)
50% of the long-term incentive target value.

Payout of shares depends on our cumulative sales and free cash flow as a percentage of net income performance and our relative total shareowner return over a three-year period.
		Aligns the interests of executives with shareowners and long-term company performance and serves to retain executive talent.	Target award values based on job scope, responsibilities and market data.

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Our Compensation Mix
Our compensation programs emphasize variable pay that aligns compensation with our pay-for-performance philosophy and shareowner value. The mix for our NEOs is heavily weighted toward variable, performance-based compensation. The CEO, in particular, has a greater percentage of his pay at risk than our other executives because his actions can have a greater influence on our performance. The allocation of target compensation for our NEOs for 2016 is as follows:

To determine the percentages shown above, we assume annual bonuses are earned at target and long-term compensation (stock options and performance shares) have a value equal to the target value at grant. Since these awards have both upside opportunity and downside risk, these percentages may not reflect the actual amounts realized.
Short-Term Compensation
Base Salary. Each of the NEOs is paid a base salary for performance of their job duties and responsibilities. Base salary targets are set around the median of the competitive data from our compensation peer group companies for each executive role; however, actual salaries can be below, at or above the median depending on performance and experience. Newly promoted executive officers are typically paid below the median of the competitive data with salary increases over time designed to move them to the median or above subject to meeting or exceeding their performance objectives.
Base salary is reviewed annually and consideration is given for base salary adjustments based on individual performance and available competitive data from our compensation peer group companies that is presented by the independent consultant. The salaries of the NEOs are approved by the Committee after considering input from the CEO regarding base salary adjustments for the other NEOs and consulting with the independent consultant and the Board of Directors.
Annual Incentive Compensation Plan (ICP). Each of the NEOs is eligible to receive a cash bonus equal to a percentage of their base salary for the year. The target percentage is determined based on job scope, responsibilities and market data. Target awards are set around the median of the competitive market data from our compensation peer group companies for each position. In assessing the competitive market data, generally the Committee will make changes to targets only if the competitive market data shows that increases have been sustained over a two-year period.

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The annual ICP is designed to provide competitive annual incentive payments if target goals are achieved, to provide above-target payments if these goals are exceeded and to provide below target payments or no payments if the goals are not achieved. Annual incentive payments can range from zero to 200% of the annual incentive target based on the performance achieved against the financial goals.
Each NEO’s annual incentive payout, other than the CEO’s, is subject to business unit, as well as individual, adjustments of up to plus or minus five percent in accordance with recommendations from the CEO to the Committee. The Committee may similarly adjust the CEO’s annual incentive payout.
Prior to the beginning of each year, the Committee, with input from other members of the Board of Directors, management and the independent consultant, determines the performance measures that are most important for the Corporation to achieve its goals. The Committee believes that each performance measure in the plan is a key driver of our financial performance and that this combination of measures reflects an accurate representation of our overall annual financial performance.
For 2016 our performance measures and the weights assigned to them were as follows:
The following table shows the annual incentive target for each of the NEOs for 2016 and 2015.

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All of our NEOs’ annual incentive targets as a percentage of base salary remained unchanged from 2015 with the exception of Mr. Ortberg, whose percentage increased from 120% to 125% based on market data from the compensation peer group companies.
Long-Term Incentives
The purpose of our long-term incentive compensation plan is to align an executive's performance with our long-term success. Compensation from long-term incentives makes up a significant portion of our NEOs’ overall compensation with target awards based on job scope, responsibilities and market data from the compensation peer group companies. Actual value is tied to growing our stock price and, in the case of performance shares, contingent on the extent to which the underlying performance goals are achieved. Our long-term incentives plan provides the Committee with the flexibility to grant long-term incentive awards in a variety of forms. In 2016, the Committee continued its practice of granting stock options and three-year performance shares to our executives. Our long-term incentive award mix for our NEOs is shown on the following chart:

NEO Long-Term Target Value Incentive Mix

Performance Shares 50%
Stock Options 50%

Stock Options. The Committee believes that stock options are an important element in our executive compensation program as they reward the creation of shareowner value, further aligning the interests of our NEOs with those of our shareowners. The options have a ten-year term and vest in three equal amounts on the first, second and third anniversaries of the grant date. The number of stock options granted is determined by dividing the targeted dollar value of stock options by the fair value of one stock option (using a binomial lattice option pricing model) and rounding up to the nearest 100 shares. The exercise price of the stock options is equal to our closing share price on the date of grant.
Performance Shares. The Committee believes performance shares serve as an integral component of our executive compensation program. Our performance share grants support the achievement of long-term financial and business success, and our TSR modifier helps ensure that performance share awards reflect our shareowner return relative to our TSR modifier peer group helping to further drive shareowner value.
The number of target performance shares granted is determined by dividing the target dollar grant value by the closing price of our common stock on the date of grant. The performance shares paid at the end of the three-year performance period can range from zero to 200% of the target based upon the achievement of pre-established cumulative sales and return on sales (net income divided by total sales) goals. In 2016 we replaced return on sales with free cash flow as a percentage of net income.

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The weighting of the performance measures for the 2016-2018 performance share grant are as follows:

TSR Modifier. The number of performance shares that are payable is subject to adjustment based upon our TSR performance relative to the TSR modifier group. TSR is defined as share price growth and dividend yield over the three-year period. For performance cycles granted prior to 2016 the TSR payout modifier was tiered based off of our performance compared to our TSR peer group. There were five payout modifier tiers ranging from 80% to 120% as noted below:

FY2015-2017 TSR Modifier
Rockwell Collins Relative TSR Performance	Payout Modifier
≥ 80%	1.2
≥ 65% and < 80%	1.1
≥ 40% and < 65%	1.0
≥ 20% and < 40%	0.9
< 20%	0.8

As part of the 2016 adjustments made to the performance share portion of our long-term incentive compensation program, we adopted a new method to determine relative TSR performance against our peers. The method calculates a percentile ranking and then uses interpolation to calculate a return modifier between 0.8 and 1.2. Using this approach avoids relatively large payout modifications based on relatively small shifts in TSR peer performance in cases where performance is just above or below a performance tier.

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For example, for the FY2014-2016 performance period, TSR performance at both the 41st and 64th percentile would have resulted in no TSR modification. Under the new method, a 41st percentile ranking would generate a modifier of 94% while a TSR performance of 64th percentile would yield a modifier of 109%. The FY2016-2018 TSR modifier is depicted below.
Our TSR modifier peer group is reviewed annually by the Committee. In evaluating this group, the Committee considers publicly traded, U.S. companies with revenues greater than $1 billion with an aerospace and defense products focus. Preference is given to companies with a similar business and operational perspective (i.e., product focus, mix of sales in U.S. and outside of U.S., customer mix, industrial orientation, analyst coverage). Companies may enter or exit our TSR modifier group year over year given this criteria. No changes were made to the TSR modifier group in 2016.
For the 2016-2018 performance period the following companies will be used to determine the TSR percentile rank and modifier:

Companies - For TSR Purposes Only
B/E Aerospace, Inc.	Esterline Technologies Corporation
General Dynamics Corporation	Harris Corporation
L-3 Communications Holdings, Inc.	Lockheed Martin Corporation
Moog Inc.	Northrop Grumman Corporation
Raytheon Company	Spirit AeroSystems Holdings, Inc.
Textron Inc.	The Boeing Company
Equity Grant Practices. The Committee grants long-term incentives at its November meeting each year. This meeting typically follows the public release of annual earnings by about two weeks. The Committee on occasion will make grants at other regularly scheduled meetings when a new executive is named either as a result of an internal promotion or external hire. The Committee has delegated the authority to the CEO to make individual equity grants to positions below certain designated senior executive positions within certain parameters. These grants are approved by the CEO on the date of a regularly scheduled meeting of the Board of Directors. The Committee reviews the use of this delegation at its November meeting each year.
At its November 2015 meeting, the Committee granted stock options and three-year performance shares for the 2016-2018 performance period to our NEOs and certain other executives under our long-term incentives plan. The target awards in dollars for the NEOs were established after taking into account levels of responsibility, the past three years of competitive market data from the compensation peer group companies and the relative contribution of each position to the business (i.e., internal equity or consistency between positions). Mr. Ortberg’s target and Mr. Perna’s target were each increased to bring the targets within the competitive range of pay for their respective positions in our compensation peer group. The target dollar value of the long-term incentives granted to each of the NEOs for the 2016-2018 and 2015-2017 performance periods are shown below:

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COMPENSATION

	2016-2018 Performance Period			2015-2017 Performance Period
	Target Value ($)			Target Value ($)
Named Executive Officer	Performance Shares	Stock Options	Total Value	Performance Shares	Stock Options	Total Value
Robert K. Ortberg	2,500,000	2,500,000	5,000,000	2,250,000	2,250,000	4,500,000
Patrick E. Allen	500,000	500,000	1,000,000	500,000	500,000	1,000,000
Kent L. Statler	550,000	550,000	1,100,000	550,000	550,000	1,100,000
Philip J. Jasper	500,000	500,000	1,000,000	500,000	500,000	1,000,000
Robert J. Perna	312,500	312,500	625,000	287,500	287,500	575,000
The total number of shares awarded for 2016 in November 2015 to all executives for stock options and performance shares at target payout represented in the aggregate 0.6% of the total shares outstanding as of the date of grant. The Committee will review the level of achievement against the pre-established financial goals at its November 2018 meeting and determine the payment, if any, earned by participants for the 2016-2018 performance period.
In establishing goals for the 2016-2018 performance period, the Committee’s focus was to balance the need to pay for performance, retain executive talent and establish realistic goals that reflect the challenging economic environment in which we are operating. To accomplish this, several factors were considered by the Committee, including:

•	our five-year strategic plan;

•	analysts expectations of our performance and of the members of the TSR modifier group;

•	goals and performance achieved in the prior performance period; and

•	our annual operating plan for 2016.
The Committee determined that cumulative sales should continue to be used as a performance measure due to the substantial importance of growing sales. The Committee also determined that return on sales would be replaced by free cash flow as a percent of net income. This financial metric measures our ability to generate cash and is strongly tied to creating shareowner value. Together, cumulative sales and free cash flow as a percentage of net income provide strong and balanced goals designed to help drive our long-term financial performance.
The cumulative sales target goal was derived by gathering analysts’ expectations of revenue for each of our TSR peer group companies for each of the next three years and then calculating each company’s average annual growth rate. We then calculated the 50th percentile annual growth rate for all peers and applied that amount to our FY2015 actual sales and rounded to the nearest million. The Committee believes this will incent participants to grow company sales at a faster rate than our peers.
Free cash flow as a percent of net income is determined by dividing total free cash flow by net income for the years 2016-2018. The target was set at 85%. This target was set by preparing a current estimate of our sales and associated free cash flow and net income over the three year period. Free cash flow as a percent of net income was calculated for each of the three fiscal years in the performance period and averaged.
The financial goals for the 2016-2018 performance share awards at the maximum, target and minimum performance levels are as follows:

Performance Level	Cumulative Sales		Free Cash Flow as a Percent of Net Income %		Total Payout %
	Goal ($B)	Payout	Goal	Payout
Maximum	19.087	100%	95%	100%	200%
Target	16.597	50%	85%	50%	100%
Minimum	14.107	0%	75%	0%	0%

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Consistent with performance share grants in prior years, the 2016-2018 performance shares are subject to a performance modifier based upon our TSR relative to the TSR modifier group companies. Any dividends paid are treated as reinvested for purposes of determining TSR. For the 2016-2018 performance period the modifier is calculated using a continuous method to determine the company’s percentile rank against peers and then interpolating to determine the amount of the modifier. The range adjustment for the TSR modifier is 80 to 120 percent.
Compensation Earned
Base Salary Adjustments for 2016
The Committee approved a 1.2% base salary increase for Mr. Ortberg to bring his 2016 salary within the competitive range of pay for CEOs in the compensation peer group. Mr. Ortberg recommended and the Committee approved annual base salary adjustments for the other NEOs, ranging from 3.0% to 9.0%, using the same criteria, market position and performance, as for all other salaried employees. Mr. Jasper received a salary increase of 7.0% and Mr. Perna received an increase of 9.0% based on their performance during the year and to bring their salaries within the competitive range of pay for comparable executives in the compensation peer group. The previous salaries for both Mr. Jasper and Mr. Perna were at the low range of pay for comparable executives in the compensation peer group to reflect their limited tenure in their roles.
2016 Annual Incentive Performance Results
Financial performance for 2016 resulted in a payout of 94% of the target annual incentive award before any adjustments for business unit or individual performance. Calculation of the annual incentive payout was based on the following formula:

Annual Base Salary	x	Target Annual Incentive %	x	Company Performance %	=	Final Award
Our 2016 sales, operating margin and free cash flow target goals were each set at the midpoint of our 2016 financial guidance. The following table shows the goals, the weightings of the goals, the minimum, target and maximums for each goal and the associated payouts and our performance against those goals, as calculated under the plan.

Measure	Sales		Operating Margin		Free Cash Flow		Payout
	Goal ($B)	Payout	Goal	Payout	Goal ($M)	Payout
Maximum	5.99	80%	23.34%	80%	633	40%	200%
Target	5.35	40%	20.84%	40%	550	20%	100%
Minimum	4.71	0%	18.34%	0%	468	0%	0%
2016 Results	5.25	34%	21.19%	46%	524	14%	94%
The table below shows the 2016 annual cash incentives paid to the NEOs. The total annual incentive paid to each NEO is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 46. Our 2016 results were adjusted to exclude the Christie Digital product line purchase and the accounting change for stock-based compensation. As a result of these exclusions, operating earnings which is used to calculate operating margin, decreased by $2 million, our sales decreased by $6 million and free cash flow also decreased by $6 million from the amounts we reported in our audited financial statements in accordance with generally accepted accounting principles (GAAP).

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NEO 2016 Annual Incentive Payments
Named Executive Officer	Annual Base Salary ($) (Paid in FY16)	Target		Actual
		Target Annual Incentive	Target Annual Cash Incentive ($)	Final Award ($)	Final Award as % of Target
Robert K. Ortberg	997,348	125%	1,246,685	1,113,290	89%
Patrick E. Allen	633,491	75%	475,118	446,611	94%
Kent L. Statler	630,932	80%	504,746	450,738	89%
Philip J. Jasper	528,995	80%	423,196	377,914	89%
Robert J. Perna	423,629	65%	275,359	258,837	94%
In determining final recommendations for Messrs. Statler and Jasper, Mr. Ortberg noted several successes in each business unit that demonstrated the achievement of operational excellence that will position the company for future success. However, after reviewing all aspects of performance, he recommended the Committee approve a 5% reduction in the annual incentive payments for Messrs. Statler and Jasper to reflect the overall performance of their respective business units. The Committee approved the reductions in Mr. Statler’s and Mr. Jasper’s payments of $23,723 and $19,890 respectively. Mr. Ortberg also recommended the Committee consider reducing his payment. In executive session, the Committee considered the recommendation and determined Mr. Ortberg's payment would be reduced by 5% or $58,594.
2014-2016 Performance Share Payments
In November 2016, the Committee determined the payments to participants for the three-year performance shares granted in November 2013 covering 2014 through 2016. The pre-established measures for the three-year performance period were cumulative sales and return on sales. As described below, performance shares paid out at 98% of the target award.
Calculation of the 2014-2016 performance share payout was based on the following formula:

Target Performance Shares	x	Cumulative Sales Payout % + Return on Sales Payout %	=	Total Shares* Before TSR Modifier	x	TSR Modifier	=	Final Share Payout
*As described below, the share payout was adjusted to reflect the impact of our ARINC acquisition.
The goals for the 2014-2016 performance period were set in September 2013. The pending purchase of ARINC for $1.39 billion was not yet completed at the time the goals were set. The purchase was completed in December of 2013. The goals approved in September 2013 are set forth below.

Payout Schedule for 2014-2016 Performance Shares (Prior to ARINC Acquisition)
Measure	Cumulative Sales (In Billions)		Return on Sales
	Goal ($)	Payout	Goal	Payout
Maximum	16.01	80%	15.5%	120%
Target	14.82	40%	12.5%	60%
Minimum	13.78	0%	8.5%	0%

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Shortly after we acquired ARINC, the Committee adjusted the goals to take into account the impact of acquisition. The cumulative sales goal was increased due to the additional sales expected from ARINC and the return on sales goal was lowered because ARINC’s return on sales were lower than our existing business. The table below shows the final goals and our performance against them.

Payout Schedule for 2014-2016 Performance Shares
Measure	Cumulative Sales (In Billions)		Return on Sales		Payout Before TSR Modifier	TSR Modifier	Final Share Payout
	Goal ($)	Payout	Goal	Payout
Maximum	17.86	80%	14.2%	120%	200%	N/A	N/A
Target	16.54	40%	11.4%	60%	100%	N/A	N/A
Minimum	15.38	0%	7.7%	0%	0%	N/A	N/A
Results	15.75	13%	13.1%	96%	109%	0.9	98%
FY14-16 Total Payout							98%
Our performance over 2014-2016 was mixed. Our return on sales performance was favorable, but our cumulative sales performance was below target. As shown above, this would have resulted in a payout at 109% of target. However, because our relative TSR performance over the performance period was at the 38th percentile when measured against the TSR modifier group, the payout was multiplied by 0.9 which resulted in a final payout at 98% of target.
Our cumulative sales over the performance period was $15.75 billion for purposes of determining the payout of the performance shares. Our cumulative sales over the performance period reported in accordance with GAAP was $15.482 billion. The cumulative sales reported in accordance with GAAP was increased by $268 million (net), in accordance with the performance share agreement, to add back in sales that we expected to have generated from our DataPath and Kaiser Optical Systems businesses if these businesses were not sold, to take out the additional sales we gained from our acquisitions of Pacific Avionics, International Communications Group and Christie Digital and to exclude other extraordinary or unusual items.
Our return on sales goal is determined by dividing our net income over the performance period by our total sales over the performance period. Our net income over the performance period as reported in accordance with GAAP was $2.039 billion. For purposes of calculating return on sales for the performance share payout, we increased this amount by $31 million to exclude the impact of extraordinary or unusual items. The net impact of the acquisitions and divestitures noted above, decreased net income by $10 million, resulting in a net effect of increasing net income by $21 million.
In order to permit the performance shares to be deductible to us under Section 162(m) of the Internal Revenue Code, the Committee did not adjust the performance goals for our NEOs after we acquired ARINC because Section 162(m) requires that these performance goals must be set within 90 days of the start of a performance period. Instead, the Committee exercised its discretion to reduce the payouts to the NEOs, which would have been larger because of ARINC’s strong contribution to our sales performance, to ensure that they would receive the same payout that our other executives who are not subject to Section 162(m) received.
Employee and Other Benefits
Benefits
The NEOs generally are covered by the same broad range of benefit programs available to most other U.S. salaried employees. These benefits include medical, prescription drug, dental, vision, wellness, flexible spending accounts, health savings accounts, defined contribution savings plans, employee stock purchase plan, employee assistance plan, life insurance, short-term and long-term disability coverage, accidental death and dismemberment coverage and vacation. We provide a broad array of benefit programs to attract and retain a skilled and highly talented workforce and to provide employees with choices to meet their personal needs. These benefits are reviewed periodically to ensure that they remain competitive and cost effective.

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COMPENSATION

Deferral Plans
To provide a tax-effective opportunity to save for retirement or other future needs, we offer plans that allow for the elective deferral of the receipt of base salary and annual incentive awards when earned and otherwise payable to eligible employees. Deferred amounts accrue earnings or losses based on each participant's selection of investment choices that generally mirror the funds provided in our qualified savings plan.
Perquisites
The Committee provides our NEOs with certain annual perquisites, including the following: car allowance, financial planning allowance, reimbursement for an executive physical, event tickets and airline club memberships. In rare circumstances, our NEOs are also permitted to use company aircraft for personal use. When flying for business, an executive officer’s spouse may accompany them to certain events.
The perquisites we provide are designed to be competitive within the compensation peer group (page 30). They are reviewed annually by the Committee to assure that they continue to be competitive and consistent with the Committee's overall compensation philosophy. Details about the perquisites provided to our NEOs are described under the Summary Compensation Table.
When an executive relocates to commence employment with us, we will pay for his or her moving costs and cover certain expenses incurred in purchasing a new home. We will also authorize our third party relocation provider to purchase his or her prior home based upon independent appraisals and will pay for the third party relocation provider's costs incurred in connection with selling the home, including covering carrying costs. We may also provide the executive with a relocation allowance to cover other incidental costs. The relocation allowance is subject to repayment if the executive terminates employment within the first year of employment.
Executive Policies and Practices
Stock Ownership Guidelines
The Committee believes that senior executives should have a significant equity interest in Rockwell Collins. To promote equity ownership and further align the interests of senior executives with our shareowners, the Committee has established ownership guidelines. These guidelines require that our NEOs own our shares with a market value of at least a specified multiple of salary within a predetermined time period. The guidelines for our NEOs are as follows:

Position	Multiple of Base Salary	Met or On Track to Meet	Achievement Deadline
Mr. Ortberg	6	Yes	Achieved
Mr. Allen	3	Yes	Achieved
Mr. Statler	3	Yes	Achieved
Mr. Jasper	3	Yes	Achieved
Mr. Perna	3	Yes	1/1/2020
Progress toward meeting the guidelines is reviewed by the Committee annually. Based on our 2016 year end stock price of $84.34 per share, the ownership guidelines have been met, or are projected to be met, in accordance with the guidelines.

What Counts Toward the Guideline	What Does Not Count Toward the Guideline
Shares and share equivalents owned outright, including in trusts and those held by a spouse	Unexercised stock options
Shares held in the qualified savings plan and share equivalents held in the non-qualified savings plan	Unearned performance shares
In 2016 the Committee expanded stock ownership guidelines to require vice presidents to own shares with a market value of at least a specific multiple of their salary (between 0.5x to 1x depending on role) in order to further align their interests with those of our shareowners.

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Hedging, Pledging and Other Restrictions
Our insider trading guidelines prohibit our directors and executive officers from selling our stock “short,” entering into any puts or calls relating to our stock or hedging. In addition, pledging of our stock by executive officers, directors and certain other executives is also prohibited. The pledging of securities by directors and executive officers could potentially have a detrimental impact if they are forced to sell the pledged security. The forced sale could negatively impact the price of the stock. As a result, we do not allow pledging of securities.
Employment, Severance and Change of Control Agreements
We do not generally enter into employment contracts with our executive officers, including severance arrangements. None of our NEOs have employment contracts. The executives serve at the will of the Board of Directors. This approach allows for removal of an executive officer prior to retirement whenever it is in our best interest to do so, with discretion on whether to provide any severance benefits. On the rare occasion when an executive officer is removed, the Committee may exercise its business judgment in approving an appropriate separation agreement in consideration of all relevant circumstances, including the individual's term of employment, past accomplishments and reasons for separation.
The Committee has approved change of control agreements for each of the NEOs and with certain other executives. Annually, the Committee reviews our agreements and market practices with the assistance of the Committee’s independent consultant.  The Committee adopted the agreements to provide these executives with a strong incentive to continue their employment with us if there is a change of control, or the threat of such a transaction, and to maintain a competitive total compensation program. Our change of control agreements provide severance to executives if they have a qualifying termination of employment following a change of control.
Change of control severance payments are subject to a “double trigger” requiring that a change of control occur and a termination, or constructive termination, of employment also occur within the two-year protection period following the change of control. Additionally, stock options and performance shares have “double trigger” vesting. Our NEOs’ change of control agreements are automatically renewed each year with a one-year term unless 60-days’ notice of non-renewal is given prior to the renewal date. There are no excise tax gross-ups provided upon a change of control. As described in more detail under “Potential Payments Upon Termination or Change of Control,” the severance benefit under the change of control agreement is equal to a multiple of the NEO's annual compensation, which is the sum of his annual salary and annual incentive bonus target. The Committee determined that the severance benefit will not exceed two times any new executive officer's annual compensation, except for the severance benefit that may be paid to a new chief executive officer. The multiple for our grandfathered executive officers is three.
The Committee has provided for the special treatment of long-term incentive awards upon death, disability and retirement, as well as change of control. The Committee evaluates these provisions from time to time and believes they are appropriate as part of a competitive total compensation program. For additional details about the terms and potential payments in the event of change of control and other separations, see the discussion of “Potential Payments upon Termination or Change of Control.”
Payment Recovery Provisions
Executive officers are subject to certain restrictive agreements upon a termination of employment, including confidentiality restrictions, mutual arbitration agreements, non-competition covenants and employee non-solicitation arrangements. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching the non-compete or non-solicitation restrictions. Executives may also forfeit equity awards, including vested stock options, for engaging in detrimental conduct.
The CEO and CFO could also be required by law to reimburse the Corporation for certain incentive compensation amounts received associated with misconduct leading to an accounting restatement. In addition to the recovery provisions stated above, we have a clawback policy that allows the Board, at its discretion, to recover annual incentive payments, performance share payments and stock option gains from a covered executive if the Board determines that the covered executive engaged in fraud or illegal activity and as a result there was a substantial negative impact to us or our financial condition. Under the policy, the Board may recover the last three incentive

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compensation and performance share payments and any gains realized upon the exercise of stock options in the preceding three years. The clawback policy covers all of our executive officers, as well as our Vice Presidents & General Managers and certain other executives.
Tax Deductibility of Executive Compensation
Under Internal Revenue Code Section 162(m), a publicly held corporation may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its CEO and its three other most highly compensated NEOs (other than its CFO) who are employed on the last day of its taxable year unless the compensation is “performance-based.” Annual incentive plan payments, grants of stock options and grants of performance shares are intended to qualify as "performance-based" compensation. Since the Committee retains discretion with respect to base salaries and certain other compensation awards, those elements do not qualify as “performance-based” compensation for these purposes. Although the Committee takes into account the tax impact of Section 162(m), it has discretion to forego tax deductibility.
Bonuses under our annual incentive compensation plan for NEOs who are expected to be subject to Section 162(m) are paid pursuant to the 2006 Annual Incentive Compensation Plan for Senior Executive Officers to allow the payments to be fully deductible to us for tax purposes. This plan defines a maximum amount for the awards that can be allocated each year. The annual incentive awards actually paid have always been well below this plan's maximum. The Committee uses negative discretion to reduce the amount otherwise payable under this plan so these senior executives earn fully deductible annual incentive payments based on the achievement of the same performance goals set forth in the annual incentive plan that applies to all employees generally.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the executive compensation program in a manner that serves the interests of the Corporation and its shareowners. For a discussion of the policies and procedures, see “Corporate Governance; Board of Directors and Committees- Compensation Committee” in this proxy statement.
Management of the Corporation prepared the Compensation Discussion and Analysis of the compensation program for named executive officers. We reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2016 (included in this proxy statement) with management. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the 2016 Form 10-K for filing with the Securities and Exchange Commission. The Board has approved that recommendation.
Compensation Committee
Ralph E. Eberhart, Chairman
John A. Edwardson
Jeffrey L. Turner

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SUMMARY COMPENSATION TABLE
The following table shows the compensation paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers serving at the end of our fiscal year. These individuals are referred to as our named executive officers or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
Robert K. Ortberg, Chairman, President and CEO	2016	997,348	—	2,525,049	2,501,646	1,113,290	237,792	212,715	7,587,840
	2015	979,616	—	2,340,006	2,250,080	1,246,072	123,658	195,736	7,135,168
	2014	955,769	—	1,855,052	1,751,742	946,212	146,372	173,639	5,828,786
Patrick E. Allen, SVP and CFO	2016	633,491	—	505,027	501,396	446,611	209,262	109,491	2,405,278
	2015	613,589	—	520,050	501,760	487,803	99,649	98,710	2,321,561
	2014	600,600	—	530,058	501,024	405,405	103,988	104,188	2,245,263
Kent L. Statler, EVP and COO, Commercial Systems	2016	630,932	—	555,583	551,180	450,738	265,426	119,682	2,573,541
	2015	611,772	—	572,011	550,760	518,783	123,535	119,991	2,496,852
	2014	602,454	—	583,019	550,758	442,443	133,494	112,208	2,424,376
Philip J. Jasper, EVP and COO, Government Systems	2016	528,995	—	505,027	501,396	377,914	81,109	96,819	2,091,260
	2015	494,647	—	520,050	501,760	419,461	33,493	91,530	2,060,941
	2014	474,231	—	530,058	501,024	341,447	45,054	89,400	1,981,214
Robert J. Perna, SVP, General Counsel & Secretary	2016	423,629	—	315,686	312,928	258,837	—	61,304	1,372,384
The following is an explanation of the above table:
Salary. Salaries are reported on a fiscal year basis. Since 2016 salary increases were made effective December 26, 2015, the amounts shown in the row for 2016 reflect approximately three months of the salary approved for the 2015 calendar year and nine months of the salary approved for the 2016 calendar year. Salaries include any amounts deferred under our tax-qualified retirement savings plan, our non-qualified retirement savings plan and our deferred compensation plan. Since the number of days in our fiscal year may vary from year to year, the annual salary reported could vary, even if the salary was unchanged.
Bonus. There were no discretionary bonus payments to any named executive officer in 2016.
Stock Awards. The amounts shown in this column reflect the aggregate grant date value of the three-year performance shares we granted to our NEOs in 2016, 2015 and 2014, as applicable, based upon the probable outcome of the achievement of our cumulative sales and return on sales goals on the date of grant in accordance with FASB ASC Topic 718 and do not reflect any reduction for possible forfeitures. The aggregate grant date fair value is the amount we expect to expense on the date of grant in our financial statements over the three-year vesting schedule of the performance shares and does not correspond to the actual value, if any, that may be realized by the NEOs. For FY2016-2018, the vesting of the performance shares is dependent on our achievement of cumulative sales and free cash flow as a percent of net income goals over a three year period. The number of shares that can be earned is also subject to adjustment based on our relative TSR as described on pages 36-37. Since the probable outcome of achievement of our cumulative sales and free cash flow as a percent of net income goals on the date of grant may vary year over year, and individual performance share targets may also vary, the dollar values reported may vary year over year. If we were to assume that both the cumulative sales and free cash flow as a percent of net income goals for the 2016 performance shares were achieved at the maximum level of performance and no TSR

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adjustment was made, the amounts reported in this column for 2016 would be increased by $2,475,048 for Mr. Ortberg, by $495,027 for Mr. Allen, by $544,581 for Mr. Statler, by $495,027 for Mr. Jasper and by $309,435 for Mr. Perna. A discussion of the assumptions used in calculating the aggregate grant date fair values of these awards is set forth in Note 12 of the Notes to Consolidated Financial Statements in our 2016 Annual Report on Form 10-K.
Option Awards. The amounts shown in this column reflect the aggregate grant date value of the stock options we granted to our NEOs in 2016, 2015 and 2014 in accordance with FASB ASC Topic 718 and do not reflect any reduction for possible forfeitures. The aggregate grant date fair value is the amount we will expense determined on the date of grant in our financial statements over the three-year vesting schedule of the stock options. Our stock options vest in three equal installments on the first, second and third anniversaries of the date of grant. The amounts in this column represent our expected accounting expense and do not correspond to the actual value, if any, that may be realized by the NEOs upon exercise of the stock options. A discussion of the assumptions used in calculating the aggregate grant date fair values of our stock option awards is set forth in Note 12 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K.
Non-Equity Incentive Plan Compensation. The amounts in this column represent payments made under our Annual Incentive Compensation Plan based upon the achievement of the performance goals. Mr. Ortberg’s, Mr. Statler’s and Mr. Jasper’s 2016 payments under the Annual Incentive Compensation Plan were reduced by $58,594, $23,723 and $19,890 respectively, as described on page 40 of this proxy statement.
Change in Pension Value. The amounts shown in this column reflect the change, if any, in the year over year actuarial value of our frozen defined benefit pension plans. Any change in these values is driven by events outside of our control such as changes in the discount rate used to value pension benefits. The discount rate used to value these benefits changed year over year from 3.97% in 2015 to 3.22% in 2016. The increase reported for 2016 is primarily due to the change in discount rate.  Additionally, the actuarial value of the pension benefits increases each year because each NEO with pension benefits is one year closer to the age at which he can retire and receive an unreduced pension. Our defined benefit pension plans in the United States were frozen in 2006 for our salaried employees and closed for any non-union new hires. As a result, Mr. Perna does not participate in the defined benefit pension plan.
All Other Compensation. The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Contributions to Savings Plans ($)	Car Allowance ($)	Executive Physical ($)	Financial Planning ($)	Other ($)
Mr. Ortberg	179,499	25,200	2,750	2,750	2,516
Mr. Allen	84,594	20,400	2,666	1,375	456
Mr. Statler	97,396	20,400	—	1,600	286
Mr. Jasper	71,268	20,400	2,666	2,085	400
Mr. Perna	34,681	20,400	2,750	1,988	1,485
The amounts shown in the “Contributions to Savings Plans” column are the sum of the matching and retirement contributions made to our tax-qualified and non-qualified retirement savings plans. Prior to April 2016, the retirement savings plan match was 50% on the first eight percent of base salary contributed by participants to the plan. As of April 2016, we match 62.5% of participants’ contributions under our retirement saving plans up to the first eight percent of the base salary. We also make retirement savings contributions, regardless of whether an employee makes contributions, based upon the combination of an employee’s age and years of service (points). These contributions can range from 0.5% (up to 34 points) to 6% (with 75 points) of the sum of the employee’s base salary and annual incentive plan payment for the year.
The amount in the "Other" column for all NEOs except Mr. Jasper, includes incidental incremental costs from spousal attendance at offsite meetings. In addition, for Mr. Ortberg, it also includes event tickets and the costs related to delaying a return from a business trip for personal reasons and for Messrs. Jasper and Perna, it includes the cost of memberships in airline clubs. Certain of our NEOs also receive complimentary memberships in airline clubs as a result of our travel contracts with certain airlines. Since there is no incremental cost for these complimentary airline club memberships, no amount is included for these benefits in the "Other" column.

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COMPENSATION

GRANTS OF PLAN-BASED AWARDS
Shown below is information on grants to the NEOs of plan-based awards during 2016.

Name	Grant Date and Type		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)

Ortberg	10/3/2015	ICP	1,246,685	2,493,370
	11/9/2015	Performance Shares			28,819	69,166				2,525,049
	11/9/2015	Stock Options						140,700	86.75	2,501,646
Allen	10/3/2015	ICP	475,118	950,237
	11/9/2015	Performance Shares			5,764	13,834				505,027
	11/9/2015	Stock Options						28,200	86.75	501,396
Statler	10/3/2015	ICP	504,746	1,009,491
	11/9/2015	Performance Shares			6,341	15,218				555,583
	11/9/2015	Stock Options						31,000	86.75	551,180
Jasper	10/3/2015	ICP	423,196	846,392
	11/9/2015	Performance Shares			5,764	13,834				505,027
	11/9/2015	Stock Options						28,200	86.75	501,396
Perna	10/3/2015	ICP	275,359	550,718
	11/9/2015	Performance Shares			3,603	8,647				315,686
	11/9/2015	Stock Options						17,600	86.75	312,928
The following is an explanation of the above table:
ICP. The amount set forth in the “ICP” row represents the 2016 annual incentive established for each NEO under the Annual Incentive Compensation Plan (ICP), which is an incentive program designed to reward the achievement of annual performance goals. The performance measures and methodology for calculating payouts are described in the “Compensation Discussion and Analysis.” See the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for the amounts paid for 2016.
Performance Shares. The amounts set forth in the “Performance Shares” row represent the 2016 annual performance share awards granted in November 2015 to each NEO under our long-term incentives plan. These long-term incentive grants are designed to reward the achievement of free cash flow as a percent of net income and cumulative sales growth goals over a three-year performance period. Payouts can range from 0 to 200% of target and may be further adjusted based on our TSR for the performance period as measured against the aerospace and defense TSR modifier companies. This adjustment is a multiplier that can range from plus 20% to minus 20%. See the “Compensation Discussion and Analysis” for more information. Until the distribution of any common stock after the performance period is complete, executives do not have rights to vote the shares, receive dividends or any other rights as a shareowner. NEOs must remain employed through the performance period to earn an award, although pro-rata vesting will occur if employment terminates earlier due to early or normal retirement, death or disability. See the “Potential Payments Upon Termination or Change of Control” for further discussion.
Stock Options. The amounts set forth in the “Stock Options” row are the number of stock options granted in November 2015 to each NEO under our long-term incentives plan. Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant and have a ten year term. These stock options

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may also vest following a change of control upon a qualifying termination and all stock options vest upon death or disability. Upon an early or normal retirement, all stock options that were granted more than one year prior to retirement will continue to vest in accordance with their terms and be exercisable for up to five years after retirement. See “Potential Payments Upon Termination or Change of Control” for a discussion of the treatment of stock options in these situations. No dividends or dividend equivalents are payable with respect to stock options. The exercise price for all stock options is equal to our closing share price on the date of grant.

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COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides outstanding stock options and unvested stock awards information for the NEOs as of the end of 2016.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ortberg	11/13/07	20,200	—	74.05	11/13/17
	11/21/08	77,800	—	30.39	11/21/18
	11/20/09	43,000	—	53.08	11/20/19
	11/19/10	37,400	—	55.75	11/19/20
	11/14/11	39,600	—	55.01	11/14/21
	11/12/12	72,400	—	54.37	11/12/22
	09/18/13	33,100	—	73.99	09/18/23
	11/11/13	63,400	31,700	70.97	11/11/23	49,318	4,159,480
	11/17/14	38,266	76,534	83.69	11/17/24	53,770	4,534,962
	11/09/15	—	140,700	86.75	11/09/25	57,638	4,861,189
Allen	11/13/07	14,900	—	74.05	11/13/17
	11/21/08	63,700	—	30.39	11/21/18
	11/20/09	35,200	—	53.08	11/20/19
	11/19/10	34,000	—	55.75	11/19/20
	11/14/11	36,000	—	55.01	11/14/21
	11/12/12	40,200	—	54.37	11/12/22
	11/11/13	18,133	9,067	70.97	11/11/23	14,092	1,188,519
	11/17/14	8,533	17,067	83.69	11/17/24	11,950	1,007,863
	11/09/15	—	28,200	86.75	11/09/25	11,528	972,272
Statler	11/12/12	44,300	—	54.37	11/12/22
	11/11/13	19,933	9,967	70.97	11/11/23	15,500	1,307,270
	11/17/14	9,366	18,734	83.69	11/17/24	13,144	1,108,565
	11/09/15	—	31,000	86.75	11/09/25	12,682	1,069,600
Jasper	11/21/08	7,311	—	30.39	11/21/18
	11/20/09	9,000	—	53.08	11/20/19
	11/19/10	7,820	—	55.75	11/19/20
	11/14/11	8,280	—	55.01	11/14/21
	11/12/12	36,200	—	54.37	11/12/22
	11/11/13	18,133	9,067	70.97	11/11/23	14,092	1,188,519
	11/17/14	8,533	17,067	83.69	11/17/24	11,950	1,007,863
	11/09/15	—	28,200	86.75	11/09/25	11,528	972,272
Perna	02/06/14	9,733	4,867	76.10	02/06/24	7,556	637,273
	11/17/14	4,900	9,800	83.69	11/17/24	6,872	579,584
	11/09/15	—	17,600	86.75	11/09/25	7,206	607,754

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The following is an explanation of the above table:
Stock Options
Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant. If an option recipient retires prior to the first anniversary of the grant date of the option, the option is terminated. All stock options are granted with an exercise price equal to our closing share price on the date of grant.
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
The amounts set forth in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column were calculated by multiplying each NEO’s target performance shares by the maximum payout percentage assuming no adjustment for the TSR performance modifier. The actual number of shares that will be awarded, to the extent earned, will be determined after the applicable three-year performance period is complete. Vesting and payment of performance shares for the November 2014 grant (covering the 2015-2017 performance period) will be based on performance for the three-year cycle ending with 2017. Vesting and payment of performance shares for the November 2015 grant (covering the 2016-2018 performance period) will be based on performance for the three-year cycle ending with 2018. If a performance share recipient retires prior to the completion of a three-year performance cycle, the performance share payout is prorated for service that is completed prior to retirement.
The market value of performance shares that have not vested as of our fiscal year end was calculated using our year end closing share price of $84.34 multiplied by the number of shares displayed in the prior column.
OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding stock options and stock awards, exercised and vested, for the NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ortberg	27,200	735,987	24,166	2,038,160
Allen	—	—	6,905	582,368
Statler	—	—	7,595	640,562
Jasper	10,789	438,834	6,905	582,368
Perna	—	—	3,702	312,227
The following is an explanation of the above table:
Value Realized on Exercise. The amounts shown in the “Value Realized on Exercise” column were calculated using the spread between the market price at exercise and the stock option exercise price, multiplied by the number of stock options exercised. The stock options exercised may include both incentive stock options and non-qualified stock options.
Value Realized on Vesting. The amounts shown in the “Value Realized on Vesting” column were calculated by multiplying the number of performance shares that vested with respect to the 2014-2016 performance period by $84.34, our year end closing share price.

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COMPENSATION

PENSION BENEFITS
The following table provides information as of the end of 2016 (the pension measurement date for purposes of our financial statements) for each NEO under our qualified and non-qualified defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ortberg	Rockwell Collins Pension Plan	19.2	845,555	—
	Rockwell Collins Non-Qualified Pension Plan	19.2	220,482	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.2	462,235	—
Allen	Rockwell Collins Pension Plan	11.8	404,080	—
	Rockwell Collins Non-Qualified Pension Plan	11.8	225,753	—
	2005 Rockwell Collins Non-Qualified Pension Plan	11.8	523,044	—
Statler	Rockwell Collins Pension Plan	19.8	668,497	—
	Rockwell Collins Non-Qualified Pension Plan	19.8	182,254	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.8	575,862	—
Jasper	Rockwell Collins Pension Plan	15.4	385,686	—
	Rockwell Collins Non-Qualified Pension Plan	15.4	—	—
	2005 Rockwell Collins Non-Qualified Pension Plan	15.4	12,487	—
In September 2006, we froze our qualified and non-qualified defined benefit pension plans and shifted our emphasis to our savings plans. The number of years of credited service for each NEO shown above reflects the years of service he had when our defined benefit pension plans were frozen. Set forth below is further disclosure relating to our frozen qualified and non-qualified defined benefit pension plans.
We maintain qualified and non-qualified defined benefit pension plans for our employees. As part of the 2001 spin-off from Rockwell International, all of the qualified defined benefit pension plans were merged into one plan and renamed the Rockwell Collins Pension Plan (“Qualified Pension Plan”). Effective September 30, 2006, the Qualified Pension Plan was frozen to discontinue benefit accruals for salary increases and services rendered after that date, other than for employees covered by collective bargaining agreements. Each of the current NEOs, other than Mr. Perna, who was appointed after the plan was frozen, is eligible for pension benefits under the Qualified Pension Plan. Benefit calculations for each NEO in the table is unique depending on age, years of service and average annual covered compensation. Covered compensation includes salary and annual incentive payments.
We also maintain non-qualified defined benefit pension plans (the Rockwell Collins Non-Qualified Pension Plan (“NQ Pension Plan”) and the 2005 Rockwell Collins Non-Qualified Pension Plan (“2005 NQ Pension Plan”)) to provide eligible employees with supplemental pension benefits in excess of the maximum benefit allowed under the Qualified Pension Plan by reason of limitations of the Internal Revenue Code. A participant’s supplemental retirement benefit is generally based on a continuation of the participant’s benefit calculation formula under the Qualified Pension Plan if not for the Internal Revenue Code limits. We adopted the 2005 NQ Pension Plan to comply with the requirements of Internal Revenue Code Section 409A for non-qualified pension benefits earned after 2004. Non-qualified pension benefits for service and compensation earned before 2005 will be paid from the NQ Pension Plan and benefits for service and compensation earned after 2004 will be paid from the 2005 NQ Pension Plan.
Executive officers hired on or after January 1, 1993 and before October 1, 2006 are covered by an enhanced early build-up retirement benefit provision broadly available to the other salaried participants hired before 1993. This benefit was also frozen on September 30, 2006.
The Qualified Pension Plan does not have a permanent lump sum option except for the distribution of certain small benefits (i.e., with a present value less than $5,000). Payments from the NQ Pension Plan are made in the same form and at the same time as payments from the Qualified Pension Plan. Under the 2005 NQ Pension Plan,

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participants made an election at the end of calendar year 2008 as to the form and timing of the payments that will be made upon separation from employment. For benefits payable under the 2005 NQ Pension Plan, participants can elect to receive a life annuity, one lump sum or up to ten annual installments.
The present value of the accumulated pension benefit for each named executive officer is calculated as required by regulatory standards using a 3.22% discount rate as of September 30, 2016, and a retirement age of 62, the earliest age an executive can retire without a reduction in benefits. For the Qualified Pension Plan and the NQ Pension Plan, the form of payment for the NEOs assumes a weighted average of a joint and 60% survivor annuity and a single life annuity. For the 2005 NQ Pension Plan, the form of payment is based on the NEOs’ election. For further discussion related to our pension assumptions, see Note 10 of the Notes to Consolidated Financial Statements in the 2016 Annual Report on Form 10-K.
We have established a rabbi trust, which was amended and restated on September 11, 2007 to reflect certain changes in respect of Internal Revenue Code Section 409A, relating to the non-qualified pension plans. The rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of the NQ Pension Plan and the 2005 NQ Pension Plan as of such time.
NON-QUALIFIED DEFERRED COMPENSATION
The table below provides information on the non-qualified deferred compensation of the NEOs in 2016, including the following elements:
Deferred Compensation Plan
The plan allows eligible employees to defer a portion of their income and earnings until a future date when distributions are received from the plan. Participation in the plan is an annual decision that covers only the upcoming calendar year and must generally be made during each year’s annual enrollment period. Participants are not allowed to change their deferral election during the year. We adopted the 2005 Deferred Compensation Plan to comply with Internal Revenue Code Section 409A requirements.
Participants may elect to defer up to 50% of their base salaries and/or as much as 100% of their annual incentive awards. The 2005 Deferred Compensation Plan also provides for a matching contribution for each participant to the extent participation in the plan reduces the matching contribution the executive would have received under our Qualified Retirement Savings Plan (“Qualified Savings Plan”). With respect to distributions, participants may elect to receive their balances on a future specified date while in-service, at retirement (up to 15 annual installments or as a lump sum) or upon termination (lump sum only). All deferrals of base salary and/or incentive awards made in a calendar year will be subject to the same distribution election.
Participants can choose any of the measurement funds offered by the plan, which generally mirror the funds provided in our Qualified Savings Plan, and have the ability to change their investment elections at any time. The measurement fund options are intended to mirror as closely as possible the performance of the underlying investment funds.
Non-Qualified Retirement Savings Plan
The primary purpose of our Non-Qualified Retirement Savings Plan (“Non-Qualified Savings Plan”) is to supplement our Qualified Savings Plan by allowing employees to receive credits for contributions that could not be made to the Qualified Savings Plan due to the Internal Revenue Code compensation limit or annual additions limit. Additionally, participants receive credits to the Non-Qualified Savings Plan for amounts that but for the Internal Revenue Code limits would have been contributed to the Qualified Savings Plan (a) as company matching contributions (prior to April 2016 equal to 50% of the first eight percent of employee contributions after April 2016 equal to 62.5% of the first eight percent of employee contributions) and (b) as company retirement contributions (such defined contributions are expressed as a specified percentage of eligible compensation determined based on the sum of a participant’s age and years of service).
Participants may defer up to 50% of their base salaries to the plan. To comply with Internal Revenue Code Section 409A regulations, the contribution percent in effect for the Qualified Savings Plan on December 31 of the prior year will be the contribution percent in effect for the current year in the Non-Qualified Savings Plan. With respect to

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COMPENSATION

distributions, contributions made prior to 2005 permit participants to receive their balances upon termination of employment either through a lump sum payment or in annual installments up to ten years. Contributions made in 2005 through 2007 are paid in a lump sum only upon termination of employment. We adopted the 2005 Non-Qualified Savings Plan to comply with Internal Revenue Code Section 409A requirements. Beginning with deferral elections for 2008, participants can receive their resulting balances upon termination of employment either through a lump sum payment or in up to ten annual installments.
The investment funds available for the employee and company credits in the Non-Qualified Savings Plan are similar to the investment funds in the Qualified Savings Plan.
Distributions for the Deferred Compensation Plan (DCP) and Non-Qualified Savings Plan (NQSP) are processed within the first 60 days of the calendar year following the year that an employee terminates or retires. However, if a participant terminates or retires after June 30, the distribution will be processed within the first 60 days following June 30 of the following calendar year.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Losses) in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Ortberg	DCP	—	—	48,620	—	527,542
	NQSP	58,588	152,999	80,404	—	1,332,734
Allen	DCP	—	—	50,690	—	480,971
	NQSP	29,479	59,811	75,621	—	978,866
Statler	DCP	—	—	—	—	—
	NQSP	29,274	69,956	68,774	—	957,367
Jasper	DCP	—	—	8,998	—	101,302
	NQSP	21,120	46,214	12,662	—	267,413
Perna	DCP	—	—	—	—	—
	NQSP	17,207	16,558	3,291	—	60,573
The following is an explanation of the above table:
Executive Contributions in Last FY. The amounts in the “Executive Contributions in Last FY” column include contributions that were reported in the Summary Compensation Table in 2016.
Registrant Contributions in Last FY. The amounts in the “Registrant Contributions in Last FY” column include company contributions credited to each executive’s NQSP account during 2016. Company contributions prior to April 2017 include credits equal to 50% of the first eight percent; after April 2017 credits equal 62.5% of the first eight percent of the executive’s base salary, and retirement contributions equal to a percentage of eligible compensation (salary and incentive plan payments) based on the sum of the executive’s age and years of service. In each case, the contributions are only made to the extent they could not be made to the Qualified Savings Plan. The amounts in this column include registrant contributions that were reported in the Summary Compensation Table as All Other Compensation in 2016.
Aggregate Earnings/(Losses) in Last FY. The amounts in the “Aggregate Earnings/(Losses) in Last FY” column include actual dividends and market value changes in the DCP and NQSP accounts during 2016.
Aggregate Withdrawals/Distributions. The amounts in the “Aggregate Withdrawals/Distributions” column show any withdrawals or distributions from the NEOs’ DCP and/or NQSP accounts during 2016.
Aggregate Balance at Last FYE. The fiscal year-end balances for the NQSP include the following executives' contribution amounts that were previously reported in the Summary Compensation Table for 2015 and 2014: Ortberg ($185,404 for 2015 and $168,385 for 2014), Allen ($79,531 for 2015 and $81,424 for 2014), Statler ($88,966 for 2015 and $89,021 for 2014), and Jasper ($56,113 for 2015 and  $54,826 for 2014).

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following information and table set forth amounts that would be payable to our NEOs upon certain termination scenarios and also upon the occurrence of a change of control of the Corporation without a termination.
We do not generally enter into employment contracts with our executive officers nor do we have any severance plan or arrangement for our executive officers. The executives serve at the will of the Board. This approach allows us to remove an executive officer prior to retirement whenever it is in our best interests to do so, with discretion on whether to provide any severance benefits. On the rare occasion when an executive officer is removed, the Compensation Committee may exercise its business judgment in approving an appropriate separation agreement in consideration of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation.
Executive officers are subject to certain restrictive agreements with us upon termination of employment, including confidentiality restrictions, mutual arbitration agreements and non-competition covenants and employee non-solicitation covenants. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching these non-compete or non-solicitation restrictions. In addition, executives will continue to be subject to our clawback policy following termination of employment.
Assumptions and General Principles
The following assumptions and general principles apply with respect to the table below and any termination of employment of an NEO. The amounts shown in the table assume that each NEO was terminated at the end of 2016. Accordingly, the table includes estimates of amounts that would be paid to the NEO upon the occurrence of a termination or change of control. The actual amounts to be paid to an NEO can only be determined at the time of the termination or change of control.
An NEO is entitled to receive amounts earned during employment regardless of the manner in which his or her employment is terminated. These amounts include base salary and unused vacation. These amounts are not shown in the table because they are not specifically related to the termination of employment.
Pursuant to the awards under our long-term incentives plans, an NEO who terminates employment by death, disability or retirement during the performance period under the award is eligible to receive a pro-rata payment for the portion of the period that elapsed prior to the termination of employment. In the event of a voluntary termination or a termination for cause before the end of the performance period, no payments will be made. See the discussion of “Long-Term Incentives” in the “Compensation Discussion and Analysis” for a description of our long-term incentive compensation plans.
An NEO may exercise any stock options that vested prior to the date of termination. Any payments related to these vested stock options are not included in the table because they are not specifically related to the termination of employment.
An NEO will be entitled to receive all amounts accrued and vested under our retirement and savings programs, pension plans and deferred compensation plans in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not specifically related to the termination of employment. Certain of these amounts are set forth in the Pension Benefits Table and the Non-Qualified Deferred Compensation Table.
Normal and Early Retirement
An NEO is eligible to elect normal retirement at age 65 and early retirement between the ages of 55 and 64. All of our full-time salaried employees hired prior to October 1, 2006 with at least ten years of service are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans and applicable limits on company contributions. In addition, upon normal and early retirement, all outstanding stock options will continue to vest in accordance with their terms and be exercisable for up to five years after retirement. As of the end of 2016, none of our NEOs were eligible for normal retirement. Mr. Ortberg is eligible for early retirement.

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COMPENSATION

Death and Disability
In the event of the death of an NEO, all outstanding stock options will immediately vest and become exercisable. The amounts set forth in the table for stock options reflect the difference between the closing price of our common stock at year end 2016 and the exercise prices for each option for which vesting accelerated. In the event of the disability of an NEO, all stock options will continue to vest in accordance with their terms and the Corporation’s practices. Upon an NEO’s death or disability, the executive’s estate or the executive is entitled to a pro-rata payout in respect of outstanding performance shares. The payment will be made following the completion of the applicable performance period and will be based upon the performance achieved over the applicable performance period.
Each NEO is eligible for company-paid life insurance. Under our life insurance program, the beneficiary of an NEO is entitled to receive a death benefit equal to one times the executive’s annual salary. Life insurance benefits are not shown in the table because the one times salary amount is based on the same formula that is generally available to all salaried employees.
Each NEO also participates in our disability insurance programs, which consist of salary continuation, short-term disability, and long-term disability. The disability benefits for NEOs are not shown in the table because they are based on the same formula as those generally available to all salaried employees. For purposes of these programs, “disability” is defined as a condition caused by a non-occupational accident or sickness that results in an inability of the employee to perform the employee’s job, and the inability to do any other job for which the employee is fit by education, training or experience.
Voluntary Termination and Termination for Cause
An NEO is not entitled to receive any severance payments or additional benefits upon his or her voluntary decision to terminate employment with us prior to being eligible for retirement or upon termination of employment by us for cause.
Change of Control
We have entered into change of control agreements with each of the NEOs. Forms of these agreements have been publicly filed as exhibits to our reports filed with the SEC. Each agreement is set to expire in June 2017 with the agreements automatically renewed annually unless 60-days advance notice of non-renewal is given. Each agreement becomes effective upon a “change of control” during the term, as follows:

•	the acquisition by any individual, entity or group of 20% or more of the combined voting power of our outstanding securities;

•	a change in the composition of a majority of our Board of Directors that is not supported by our current Board of Directors;

•
a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, that results in a change in the majority of our Board of Directors or of more than 50% of our shareowners; or

•	approval by our shareowners of our complete liquidation or dissolution.
Each agreement provides for the continued employment of the executive for two years after the change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are available after a change of control, if an NEO’s employment is terminated by us without “cause” (termination for reasons other than willful nonperformance of duties after written demand or willful engagement of illegal conduct or gross misconduct) or if the executive terminates employment for “good reason” (including decrease in position, authority, duties or responsibilities, failure to maintain compensation, change in office location by more than 35 miles or certain breaches of the agreement) within that two-year period. The agreements do not provide for excise tax gross-ups. The executive is entitled to severance benefits equal to two or three times the executive’s annual compensation, including bonus, and the value of other retirement, health and welfare benefits for two or three years. Our chief executive officer and any executive officer who was already a party to a change of control agreement with us prior to April 2012 will receive severance benefits based upon the three times multiplier. Messrs. Ortberg, Allen and Statler have a three times multiplier. Any executive officers appointed after April 2012, other than a new chief

2016 Proxy Statement | 55

executive officer, will receive severance benefits based upon the two times multiplier. Messrs. Jasper and Perna have a two times multiplier.
In addition to the change of control agreements, our long-term incentive agreements also include accelerated vesting and potentially enhanced payout provisions in the event of a loss of employment in connection with a change of control. These long-term incentive arrangements include:

•
performance shares that become fully vested upon a change of control and a qualifying termination of employment and are subsequently paid out at the prior three-year average payout percentage for performance shares; and

•	stock options that become fully vested upon a change of control and a qualifying termination of employment.
The 2005 NQ Pension Plan provides for a lump sum payment payable upon a change of control without the requirement of a termination of employment if a participant elected this benefit prior to the end of calendar year 2008.
The following table presents, as of the end of 2016, the estimated incremental payments potentially payable to the NEOs upon each of the specified events.

Estimated Incremental Payments on Termination or Change of Control
	Ortberg ($)	Allen ($)	Statler ($)	Jasper ($)	Perna ($)
Death; Normal and Early Retirement; and Disability
Performance Shares	2,321,852	497,999	547,789	497,999	294,572
Stock Options	473,576	132,319	145,436	132,319	46,474
Termination Without Cause or for Good Reason After a Change of Control
Performance Shares	3,398,275	716,148	787,770	716,148	429,420
Stock Options	473,576	132,319	145,436	132,319	46,474
Severance	3,000,000	1,913,331	1,905,603	1,074,206	863,716
Annual Incentive	3,625,000	1,387,165	1,473,666	830,719	542,702
Benefits Continuation	60,814	59,802	59,792	43,004	42,593
Retirement Benefits	536,542	246,014	296,861	166,956	96,155
Outplacement Assistance	150,000	95,667	95,280	80,565	64,779
The following is an explanation of the above table:
Death; Normal and Early Retirement; and Disability. The amounts shown for the “Performance Shares” under the “Death; Normal and Early Retirement; and Disability” header were calculated by multiplying each NEO’s target performance shares by the target payout percent assuming no adjustment for the TSR performance modifier, pro-rating the amount for one third completion of the 2016-2018 performance period and pro-rating for two thirds completion of the 2015-2017 performance period and then multiplying these amounts by the year end closing share price of $84.34.
The amounts shown for the Stock Options under the “Death; Normal and Early Retirement; and Disability” header are the spread value or “in the money” value of all outstanding unvested stock options at the end of the year as if they otherwise had become vested at the end of the year. For details on outstanding unvested stock options see the “Outstanding Equity Awards At Fiscal Year End” table.
Termination Without Cause or for Good Reason. The amounts shown for the “Performance Shares” under the “Termination Without Cause or for Good Reason After a Change of Control” header are based on full participation periods. The amounts were calculated by multiplying each NEO’s target performance shares by the prior three-year average payout percentage for performance shares assuming no adjustment for the TSR performance modifier and then multiplying these amounts by the year end closing price of $84.34.

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COMPENSATION

The amounts shown for “Stock Options” under the “Termination Without Cause or for Good Reason After a Change of Control” header are the sum of the spread or “in the money” value of the outstanding unvested stock options at the end of the year that vest upon the occurrence of a change of control and a qualifying termination.
The amounts shown for “Severance” are equal to three times the base salary at the end of the year for Messrs. Ortberg, Allen and Statler. Messrs. Jasper and Perna receive two times base salary due to changes made to our change of control agreements for executive officers appointed after April 2012.
The amounts shown for “Annual Incentive” were calculated by multiplying each NEO’s base salary by his or her Incentive Compensation Plan target percent at the end of the year and multiplying this amount by the average Annual Incentive Compensation Plan payout percent for the prior three years. This amount was multiplied by three for Messrs. Ortberg, Allen and Statler. For Messrs. Jasper and Perna, this amount was multiplied by two.
The amounts shown for “Benefits Continuation” are the estimated cost of providing health and welfare benefits for three years following a termination after a change of control for Messrs. Ortberg, Allen and Statler and the cost of providing these benefits for two years for Messrs. Jasper and Perna.
The amounts shown for “Retirement Benefits” for each of the NEOs are the equivalent of an additional three years (two years in the case of Messrs. Jasper and Perna) of contributions to the Qualified Retirement Savings Plan and the 2005 Non-Qualified Savings Plan. In addition, for Messrs. Allen and Statler, the amount reported includes the estimated value of an early retirement subsidy payable under the 2005 NQ Pension Plan to plan participants who attained age 50 but not age 55 upon the participant's termination of employment. This value was estimated to be $20,001 for Mr. Allen and $23,384 for Mr. Statler. These amounts were decreased by $58,677 for Mr. Allen and by $25,827 for Mr. Statler to reflect a corresponding decrease in the value of the lump sum benefit payable under the NQ Pension Plan that would be payable upon a change of control. The decreases under the NQ Pension Plan are largely driven by the use of a higher discount rate in valuing the lump sum payment payable upon a change of control as compared to the discount rate used to value the monthly benefits payable under the NQ Pension Plan absent a change of control.
The amounts shown for “Outplacement Assistance” are an estimate of outplacement assistance expense. The values were calculated as 15% of each NEO’s base salary at the end of the year. If outplacement assistance is necessary, the actual expense could vary.

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ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are seeking an advisory vote from our shareowners to approve the compensation of our NEOs, as disclosed in this proxy statement.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee, with assistance from its independent consultant, has structured our compensation program to emphasize pay-for-performance. The compensation opportunities provided to our named executive officers, as well as our other executives, are highly dependent on our and the individual’s performance, which in turn drives shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent to achieve our corporate objectives and to align with the interests of our long-term shareowners.
You have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”
In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the Compensation Discussion and Analysis section of this proxy statement, as well as the following items:

•
We believe in pay-for-performance. Our annual and long-term incentive programs are 100% performance-based. Performance shares become payable only if performance is achieved over three-year periods. Stock options only have value if our stock price increases.

•	We have a clawback policy that allows us to recover compensation.

•	Tax gross-ups are not provided to executive officers, except in connection with a relocation or an international assignment.

•	We do not allow hedging or pledging

•	Benefits are payable under change of control agreements only on a double trigger basis (i.e., a change in control and a qualifying termination of employment).

•	The Compensation Committee is advised by an independent compensation consultant who keeps it apprised of developments and best practices.

•
The Compensation Committee values the shareowners’ opinions on executive compensation matters and will take the results of advisory votes into consideration when making future decisions regarding its executive compensation program.

The Board of Directors recommends that you vote “FOR” the foregoing resolution, which is presented as item (2) on the accompanying proxy card.

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FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Shareowners may vote, on an advisory basis, on how frequently they would like to cast an advisory vote on the compensation of our NEOs. By voting on this proposal, shareowners can indicate whether they would prefer this advisory vote to occur every one, two, or three years. Although this vote is non-binding, the Compensation Committee and the Board of Directors value the views of our shareowners and will consider the voting results.
The Board has considered the alternatives on how frequently the vote should occur and notes that in 2011 a majority of the Corporation’s shareowners voted for an annual vote.  At this time, the Board believes that holding an advisory vote on executive compensation on an annual basis is appropriate for the Corporation and its shareowners because it provides shareowners with a convenient way to provide the Compensation Committee with timely feedback on our executive compensation program.
As noted in the enclosed proxy card, you have four choices for voting on this item. You can choose whether the vote should occur every one, two, or three years and you may also abstain from voting on this proposal.
The Board of Directors recommends that you vote for holding an “ANNUAL” vote on this proposal, which is presented as item (3) on the accompanying proxy card.

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GOVERNANCE

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and other requirements of the NYSE and applicable law. All three members have been deemed “audit committee financial experts” (as defined by applicable SEC rules) by our Board. The Committee has furnished the following report:
We assist the Board of Directors in overseeing and monitoring the integrity of the Corporation’s financial reporting process, compliance with legal and regulatory requirements and the quality of the internal and external audit processes. Our roles and responsibilities are set forth in the Audit Committee Charter, which was adopted by the Board of Directors. We review and reassess the Charter periodically and recommend any changes to the Board for approval.
As part of our oversight of the external auditors we are involved from time to time in each of the following matters:
•the selection of the audit firm’s lead client service partner and occasionally other key audit firm personnel working on the audit;
•the negotiation of the audit firm’s fees; and
•the on-going review of the audit firm’s performance, including a formal annual assessment with input from management.
We are responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2016, we:
•reviewed and discussed the audited financial statements for fiscal year 2016 with management and Deloitte & Touche LLP (Deloitte), our independent registered public accounting firm, as well as the quarterly financial statements and management representation letters provided to Deloitte;
•reviewed and discussed management’s report and Deloitte’s report and attestation on internal control over financial reporting in accordance with the Sarbanes-Oxley Act;
•discussed with Deloitte the matters required to be discussed by auditing standards adopted by the Public Company Accounting Oversight Board (PCAOB) relating to the conduct of the audit; and
•received written disclosures from Deloitte regarding its independence as required by applicable requirements of the PCAOB. We discussed with Deloitte its independence, and considered whether the provision of non-audit services by Deloitte is compatible with maintaining its independence. All audit and non-audit services provided by Deloitte to the Corporation in fiscal year 2016 were pre-approved.
Based on our review of the audited financial statements and discussions with management and Deloitte, we recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2016 for filing with the SEC.
The Audit Committee reviewed the performance, quality, qualifications and independence of Deloitte in considering the engagement of Deloitte’s services in fiscal year 2017. We also consider the impact of potentially changing auditors when assessing whether to retain Deloitte. We believe it is in the best interests of the Corporation and our shareowners to select Deloitte as the Corporation’s independent registered public accounting firm for fiscal year 2017 and, as a result, we recommend that shareowners approve the selection of Deloitte.

Audit Committee
Chris A. Davis, Chairman
David Lilley
Andrew J. Policano

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PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for fiscal year 2017, subject to the approval of our shareowners. Please see the Audit Committee Report above for additional details on the Committee’s oversight of Deloitte. Last year, 98.6% of the votes cast, not including abstentions and broker non-votes, voted to approve Deloitte.
Before the Audit Committee selected Deloitte, it carefully considered Deloitte’s independence and qualifications, including its prior performance and its reputation for integrity and for competence in the fields of accounting and auditing. Deloitte has acted as our independent registered public accounting firm since our inception as a public company in June 2001.
Representatives from Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.
Fees Paid to Independent Registered Public Accounting Firm
The aggregate fees billed by Deloitte in fiscal years 2016 and 2015 are detailed in the table below.

(In Thousands)	2016 ($)	2015 ($)
Audit Fees(1)	4,391	4,419
Audit-Related Fees(2)	96	489
Tax Fees(3)	12	66
All Other Fees(4)	28	25
Total	4,527	4,999
(1) For professional services performed by Deloitte for the audit of our annual financial statements, assessment of our internal controls over financial reporting and review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2) For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes the following: employee benefit and compensation plan audits (including $30,000 in 2016 and $462,000 in 2015 for services performed for and paid by the plans); and attestations by Deloitte that are not required by statute or regulations.
(3) For tax compliance services.
(4) For human resources services.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee has adopted a pre-approval policy requiring it to pre-approve the audit and permissible non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approved all the fiscal year 2015 and 2016 services provided by Deloitte. The Audit Committee also pre-approved in September 2016 certain audit and non-audit services contemplated to be performed by Deloitte in fiscal year 2017. The pre-approval policy requires that the details be provided to the Audit Committee of the particular service or category of service contemplated to be performed and such services are generally subject to a specific budget. The Audit Committee may also separately pre-approve services to be performed on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members, but not to management. Any pre-approvals by a member under this delegation are to be reported to the Audit Committee at its next scheduled meeting. Management and Deloitte are required to periodically report to the Audit Committee on the extent of the services provided by Deloitte pursuant to the pre-approval, including the fees for the services performed to date.
The Board of Directors recommends that you vote “FOR” the selection of Deloitte as our independent registered public accounting firm, which is presented as item (4) on the accompanying proxy card.

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VOTE REQUIRED

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”*
Election of Directors	For, withheld or abstain for each nominee	The three nominees who receive the greatest number of votes cast for election, a quorum being present	No effect	No effect
Advisory Vote on Executive Compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, a quorum being present, and entitled to vote thereon	Treated as votes against	No effect
Frequency of Advisory Vote on Executive Compensation	Annually, once every two years, once every three years or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, a quorum being present, and entitled to vote thereon	Treated as votes against	No effect
Approve Deloitte as our Independent Registered Public Accounting Firm	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, a quorum being present, and entitled to vote thereon	Treated as votes against	Brokers have discretion to vote
*A broker non-vote occurs when a broker has not received instructions from the beneficial owner of the common stock and the broker is not permitted to vote on a matter without having received such instructions.
The presence, in person or by proxy, of the holders of at least a majority of the shares of our common stock issued and outstanding on the record date set for the Annual Meeting is necessary to have a quorum for the Annual Meeting.
Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter, whether those shareowners vote “for,” “against” or abstain from voting (which will exclude broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for the advisory vote on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, and for the approval of Deloitte as our independent registered public accounting firm, and the total number of votes cast “for” that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy.
VOTING FOR DIRECTORS
The Board has a majority voting policy for the election of directors. A summary of this policy is set forth below.
In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) must promptly tender his or her resignation to the Board of Directors. The Board Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board of Directors will act on the tendered resignation within 90 days following certification of the election results.
The Board Nominating and Governance Committee, in making its recommendation, and the Board of Directors in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareowners withheld votes from such director, the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the Board and the overall composition of

62 | 2016 Proxy Statement

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the Board. Following the Board’s decision, the Corporation will promptly disclose the Board’s decision regarding whether to accept or reject the director’s resignation offer in a Form 8-K furnished to the Securities and Exchange Commission. If the Board has decided to reject the tendered resignation or to pursue any additional action, then the disclosure will include the rationale behind the decision.
Any director who tenders his or her resignation pursuant to this provision may not participate in the Board Nominating and Governance Committee deliberations and recommendation or in the Board’s decision whether to accept or reject the resignation offer.
For purposes of this policy, an uncontested election is an election where the only nominees as of the record date for the meeting are those recommended by the Board. If, in a contested election, a notice of nomination is withdrawn or declared invalid before the date of the meeting, the election will still be considered a contested election.
OTHER MATTERS
The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by October 6, 2016 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (1) through (4) of the accompanying Notice of 2017 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2016, we believe that all of our officers, directors and greater than ten percent beneficial owners complied with all SEC filing requirements applicable to them under Section 16(a) of the Securities Exchange Act with respect to transactions during fiscal year 2016.
ANNUAL REPORTS
Our 2016 Annual Report to Shareowners, including financial statements for fiscal year 2016 and this proxy statement, or a Notice containing instructions on how to access the proxy materials online, are being furnished to shareowners.
We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2016 (the “2016 Annual Report on Form 10-K”), as filed with the SEC (without exhibits). Exhibits to the 2016 Annual Report on Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.
Our 2016 Annual Report to Shareowners, our 2016 Annual Report on Form 10-K and this proxy statement are also available free of charge on our website at www.rockwellcollins.com. All reports we file with the SEC are also available free of charge via EDGAR through the SEC’s website at www.sec.gov.

2016 Proxy Statement | 63

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2018
To be eligible for inclusion in our proxy statement, shareowner proposals for our 2018 Annual Meeting of Shareowners must be received by us on or before August 17, 2017 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2018 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after September 6, 2017 and on or before October 6, 2017. If the number of directors to be elected to the Board at our 2018 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before September 26, 2017, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.
EXPENSES OF SOLICITATION
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.
GENERAL Q&A ABOUT THE MEETING

Why are you receiving this proxy statement? We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2016 Annual Meeting of Shareowners to be held on February 2, 2017, and at any adjournments thereof. On or about December 16, 2016, we commenced mailing the following to our shareowners: this proxy statement, the accompanying proxy card, a copy of our 2016 Annual Report to Shareowners and a copy of our 2016 Annual Report on Form 10-K or a Notice containing instructions on how to access the proxy materials online.
What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the 2016 Annual Report on Form 10-K delivered with this proxy statement.
Why did you receive a Notice of Electronic Availability of Proxy Statement and Annual Report? As permitted by SEC rules we are making this proxy statement, our 2016 Annual Report to Shareowners and our 2016 Annual Report on Form 10-K available to our shareowners electronically via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review all of the important information contained in the proxy statement, the 2016 Annual Report to Shareowners and the 2016 Annual Report on Form 10-K. The Notice also instructs you how to submit your vote over the Internet. If you received a Notice by mail or electronically and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What is the purpose of the meeting? The purpose of the 2017 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors, a non-binding, advisory vote to approve our executive compensation, or non-binding, advisory vote on the frequency of such vote and approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. This proxy statement provides you with detailed information about each of these matters.
Who can vote? Shareowners of record as of the close of business on December 5, 2016 are entitled to vote. On that day, 130,540,841 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

64 | 2016 Proxy Statement

ADDITIONAL INFORMATION

How many shares are you entitled to vote? The number of shares you are entitled to vote is reflected on the proxy card and coded as follows: COM—common shares registered with our transfer agent; SAV PL—shares in Rockwell Collins Savings Plan; or USA ESPP—shares in the United Space Alliance employee stock purchase plan. These designations apply only if you hold your shares through the Transfer Agent or these plans.
What is the difference between a record owner and an owner holding shares in “street name”? If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name.”
How do you vote if your shares are held in your name as a record owner? You may have a choice of voting by:

•	Internet • Mail

•	Telephone • In person at the Annual Meeting
Voting on the Internet is easy and fast. Go to the website referenced on the Notice or enclosed proxy card and follow the instructions. Please have the Notice or the proxy card in hand when accessing the website. This vote will be counted immediately, and there is no need to send in the proxy card.
Voting by telephone is also simple and fast. Call the toll-free number on the proxy card and listen for further instructions. In order to respond to the questions, you must have a touch-tone phone and the proxy card in hand. This vote will be counted immediately, and there is no need to send in the proxy card.
If you are a shareowner of record, you can save us money by voting by telephone or on the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing any enclosed proxy card. If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	by filing a written notice of revocation with our Corporate Secretary

•	by duly signing and delivering a proxy that bears a later date

•	by subsequently voting by telephone or Internet as described above

•	by attending the Annual Meeting and voting in person
How do you vote if your shares are held in “street name”? If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible “street” name shareowners the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in Broadridge’s program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker’s legal proxy and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan? Shareowners participating in the Wells Fargo Shareowner Service Plus Plan that allows for direct stock purchases and dividend reinvestment are record owners, and Wells Fargo will vote the shares that it holds for the participant’s account only in accordance with the proxy returned by the participant to Wells Fargo, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.
How do you vote shares held in the Rockwell Collins Savings Plan? If you are a participant in the Rockwell Collins Savings Plan, the portion of the voting card providing directions to the trustee will serve as the voting instruction card to the trustee for all shares of our common stock that you own through the plan.
Will your vote be confidential? It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees

2016 Proxy Statement | 65

associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.
Is an independent inspector of election used to verify the votes? We appoint company personnel as inspectors of election to verify the votes cast for the proposals at the Annual Meeting. Our transfer agent is instrumental in supporting the inspectors of election.
What are your voting choices and what is the required vote? By giving us your proxy, you authorize our senior management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.
Proposal 1: Election of Directors. For the election of nominees for director, you may:

•	vote “for” the election of all of the nominees for director named in this proxy statement

•	“withhold” authority to vote for all of the nominees or

•	“withhold” authority to vote for any individual nominee by writing that nominee’s number in the space provided
If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors, unless otherwise determined in accordance with the majority voting policy described under the heading “Voting for Directors.” Shareowners may not vote for more than three nominees.
Proposal 2: Advisory Vote on Executive Compensation. For this proposal, you may:

•	vote “for” the proposal

•	vote “against” the proposal or

•	“abstain” from voting on the proposal
Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. For this proposal, you may:

•	vote for an “annual” vote

•	vote for a vote every “2 years”

•	vote for a vote every “3 years”

•	“abstain” from voting on the proposal
Proposal 4: Approval of Selection of Independent Registered Public Accounting Firm. For this proposal, you may:

•	vote “for” the proposal

•	vote “against” the proposal or

•	“abstain” from voting on the proposal
If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on proposals 2, 3 and 4 will be required to approve proposals 2, 3 and 4 respectively. Because of this, a vote to abstain from voting on these proposals will have the effect of a vote against such matters. The votes on proposals 2 and 3 are non-binding on the Corporation.
What does it mean if you receive more than one proxy card or Notice? If you receive more than one proxy card or Notice, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Vote all of these shares by responding to each item you receive.
Where can you find the voting results of the Annual Meeting? We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K to be filed with the SEC shortly after the Annual Meeting.
December 14, 2016

66 | 2016 Proxy Statement

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 2, 2017, be sure to:
• mark the appropriate box on the proxy card and mail the card using the enclosed envelope; or
• indicate your desire to attend the meeting through our telephone or Internet voting procedures; or
• call the Corporation’s Shareowner Relations line at (319) 295-4045.
If you indicate “Yes” you plan to attend, then either (1) you will receive a legal proxy from your broker or nominee (which legal proxy you should bring to the Annual Meeting) or (2) your name will be on the admittance list at the Annual Meeting Registration Desk if you are a holder of record.

Shareowner Services P.O. Box 64945, St. Paul, MN 55164-0945
COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ITEMS (1), (2), (3) and (4)
BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 4 and recommends an ANNUAL vote for Proposal 3.

PROPOSAL 1: ELECTION OF THREE DIRECTORS:
For the election of three directors to serve as Class I directors:	01 C.A. Davis	03 D. Lilley		‑	Vote FOR all nominees (except as marked)		‑	Vote WITHHELD from all nominees
02 R.E. Eberhart

- Please fold here - Do not separate -

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION:
	For a non-binding resolution to approve the compensation of named executive officers.		‑ For		‑ Against	‑ Abstain
PROPOSAL 3: FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION:
	For a non-binding resolution to approve the frequency of future advisory votes on the compensation of named executive officers.		‑ Annual		‑ 2 Years	‑ 3 Years		‑ Abstain
PROPOSAL 4: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
	For the selection of Deloitte & Touche LLP for fiscal year 2017.		‑ For		‑ Against	‑ Abstain

	Check the box if you plan to attend the meeting [ ]		Date		____________________________________

If you indicated you plan to attend, your name will be on the admittance list for the Annual Meeting.

Address change? Mark box, sign, and indicate changes below: [ ]
Signature(s) in Box

Please sign exactly as your name(s) appear(s) on Proxy. If held in join tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ROCKWELL COLLINS, INC.

ANNUAL MEETING OF SHAREOWNERS
THURSDAY, FEBRUARY 2, 2017
11:00 A.M. (CST)

The meeting will be held at:

THE CEDAR RAPIDS MARRIOTT
1200 COLLINS ROAD NE
CEDAR RAPIDS, IA 52402

YOUR VOTE IS IMPORTANT!
You can vote by Internet, telephone or mail.
See the instructions on the other side of this proxy card.

Notice of Internet Availability of Proxy Materials: You can access and review the Annual Report, Proxy Statement and Form 10-K on the Internet by going to the following Rockwell Collins’ website: www.rockwellcollins.com/annualmeeting

Notice of Electronic Delivery of Proxy Materials: You are encouraged to request to receive your future proxy materials by email delivery. Go to www.investorelections.com/col and follow the instructions.

PROXY
ROCKWELL COLLINS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick E. Allen and Robert J. Perna jointly and severally, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa on February 2, 2017, or any postponement(s) or adjournment(s) thereof. Such proxies are directed to vote as specified or, if no specification is made, FOR proposal (1) the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2020; FOR proposal (2) to approve an advisory vote on executive compensation; ANNUAL for proposal (3) on the frequency of future advisory votes on executive compensation; and FOR proposal (4) the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The proxies are authorized to vote in accordance with their discretion on such other matters as may properly come before the meeting.

This card also constitutes your voting instructions for shares held of record in the Rockwell Collins Retirement Savings Plan and the undersigned hereby authorizes the trustee of the plan to vote the undersigned’s shares held in their accounts. The trustee is authorized under certain circumstances and in its discretion to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Any voting directions that are provided without specifying a particular vote will be voted FOR proposals (1), (2) and (4) and for an ANNUAL vote for proposal (3). If a participant does not provide voting directions by January 30, 2017, the shares attributable to the participant’s account will be voted by the trustee in proportion to responses received from other participants. To vote in accordance with the Board of Directors’ recommendations on proposals (1), (2), (3) and (4), just sign and date the other side; no boxes need to be checked.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/col	1-866-883-3382
Use the Internet to vote your proxy until 11:59 p.m. (CST) on February 1, 2017.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on February 1, 2017.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.